UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
____________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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____________________________________________
Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

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PRELIMINARY COPY - SUBJECT TO COMPLETION

September __, 2014

Dear Stockholder,
I am pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Avid Technology, Inc. The annual meeting will be held on October 29, 2014, at 8:00 a.m., local time, at our headquarters at 75 Network Drive, Burlington, Massachusetts, 01803.
You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. The proxy materials also contain a notice of Internet availability of the proxy materials which includes instructions for accessing the proxy materials over the Internet. Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and vote by proxy through the Internet or request, sign and return your proxy card by mail as soon as possible, so that your shares may be represented at the meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
If your shares are held by a broker, your broker cannot vote your shares for non-routine matters, including the election of directors, the advisory vote on executive compensation and approval of our 2014 Stock Incentive Plan, unless you provide voting instructions. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors, the advisory vote on executive compensation and on the approval of our 2014 Stock Incentive Plan. This will ensure that your shares are counted with respect to these matters.
On behalf of the board of directors, I would like to express our appreciation for your investment in our company. I look forward to greeting many of you at the annual meeting.
Sincerely,

Louis Hernandez, Jr.
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 29, 2014:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

PRELIMINARY COPY - SUBJECT TO COMPLETION

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, MA 01803
_________________________________
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
_________________________________

Meeting Date	October 29, 2014
Time	8:00 a.m., local time
Location	75 Network Drive Burlington, Massachusetts 01803
Proposals	(1)
To elect (i) two Class II directors, each to serve until our 2016 annual meeting of Stockholders and, as to each, until a successor is duly elected and qualified, or until earlier death, resignation or removal of the director, and (ii) two Class III directors, each to serve until our 2017 annual meeting of Stockholders and, as to each, until a successor is duly elected and qualified, or until earlier death, resignation or removal of the director.

(2) To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.
(3) To approve, by a non-binding, advisory vote, the compensation paid to the company’s named executive officers.
(4) To approve our 2014 Stock Incentive Plan.
Consideration will also be given to such other business as may properly come before the meeting or any adjournment thereof.
Board Recommendations	Our board of directors recommends that stockholders vote FOR each of the proposals to be considered and acted upon at the annual meeting.
Record Date	Only stockholders as of the close of business on September 2, 2014 are entitled to notice of, and to vote at, the annual meeting.

By Order of our Board of Directors,

Jason A. Duva Corporate Secretary
Burlington, Massachusetts September __, 2014

Summary Compensation Table	45
Grants of Plan Based Awards for Fiscal Years 2013 and 2012	48
Outstanding Equity Awards at 2013 and 2012 Fiscal Year End	50
Option Exercises and Stock Vested in Fiscal Years 2013 and 2012	55
Severance Benefits	57
Employment and Severance Agreements with Our NEOs	58
Employment Agreement and Offer Letters with Current NEOs	58
Severance Agreements with and Severance Benefits Provided to our Former NEOs	62
Equity Compensation Plan Information	63
Stock Ownership Requirements	65
Tax and Accounting Considerations	66
Compensation Committee Report	67
Proposal 2-Ratification of the Selection of Our Independent Registered Public Accounting Firm	68
Principal Accountant Fees and Services	69
Audit Committee Report	70
Proposal 3-Advisory Vote to Approve Compensation Paid to Named Executive Officers	71
Proposal 4-Approval of Our 2014 Stock Incentive Plan	73
Communicating With Our Board of Directors	80

PRELIMINARY COPY - SUBJECT TO COMPLETION

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, Massachusetts 01803
_________________________________

PROXY STATEMENT

ANNUAL MEETING OCTOBER 29, 2014
_________________________________

INFORMATION ABOUT PROXY MATERIALS, THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
On or about September __, 2014 we have made these materials available to you on the Internet and have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our board of directors for use at our 2014 Annual Meeting of Stockholders to be held on October 29, 2014 at 8:00 a.m., and at any postponement(s) or adjournment(s) of the annual meeting. The annual meeting will be held at our headquarters at 75 Network Drive, Burlington, Massachusetts 01803. If you plan on attending the annual meeting in person, please visit our website at www.avid.com to obtain driving directions to our headquarters. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the Internet according to the instructions contained in the enclosed proxy card. References in this proxy statement to “we,” “us,” “the company,” “our company” or “Avid” refer to Avid Technology, Inc. and its consolidated subsidiaries.
What is included in these materials?
These materials include:

•	this proxy statement (including the Notice of 2014 Annual Meeting of Stockholders); and

•	our Annual Report to Stockholders for the year ended December 31, 2013.
What items will be voted on at the Annual Meeting?
Stockholders will vote on the following items at the annual meeting:

Proposal One:	the election to the board of directors of the two nominees named in this proxy statement as Class II Directors and the two nominees named in this proxy statement as Class III Directors;

Proposal Two:	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year;

Proposal Three:	an advisory vote on the compensation paid to our named executive officers; and

Proposal Four:	approval of our 2014 Stock Incentive Plan.

We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.
What are the voting recommendations of the board of directors?
The board recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors (Proposal No. 1);

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2);

•	“FOR” the advisory vote on the compensation paid to our named executive officers (Proposal No. 3); and

•	“FOR” the approval of the 2014 Stock Incentive Plan (Proposal No. 4).
What is the voting requirement to approve each of the proposals?

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Election of Directors (Proposal No. 1). To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Prior to the election, each director nominee currently serving on our board delivered to the board of directors an irrevocable resignation that will become effective if (i) he or she does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) and (ii) within 90 days following certification of the stockholder vote, the board determines to accept such resignation in accordance with our corporate governance guidelines. We will publicly disclose any such decision by the board of directors with regard to any director’s resignation.

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Other Matters. Under our by-laws, the affirmative vote of the holders of a majority of the votes cast will be required for approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2), approval of the advisory vote on compensation paid to our named executive officers (Proposal 3), and approval of our 2014 Stock Incentive Plan (Proposal 4). While the advisory vote on our company’s executive compensation is required by law, it will not be binding on us or our board of directors.  However, the compensation committee of our board of directors (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation decisions.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials or a copy of the Annual Report on Form 10-K?
Some brokers or custodians practice “householding” whereby they provide a single copy of proxy materials to multiple stockholders sharing the same household. If you have received proxy materials on a household basis, we will promptly deliver an additional copy of the proxy materials at no charge upon oral or written request to: Avid Technology, Inc., 75 Network Drive, Burlington, Massachusetts 01803, Attn: Director of Investor Relations, telephone: (978) 640-3346. If you are receiving proxy materials on a household basis and wish to discontinue doing so, or if you would like to begin receiving proxy materials on a household basis, you should contact your bank or custodian, or you may contact us as described above.
A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, which also includes results for the fiscal year ended December 31, 2012 and restated results for the fiscal year ended December 31, 2011, as filed with the SEC, including financial statements and schedules, but excluding exhibits, will be furnished without charge to any stockholder upon request to: Avid Technology, Inc., 75 Network Drive, Burlington, Massachusetts 01803, Attn: Director of Investor Relations, telephone: (978) 640-3346. Exhibits will be provided upon written request and payment of an appropriate processing fee.

How can I get electronic access to the proxy materials?
Our proxy materials are available over the Internet. The notice of Internet availability, included in this proxy statement, includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email. It also includes instructions on how stockholders may elect to receive future proxy materials in printed form by mail or electronically by email.
Who may vote at the Annual Meeting?
Only stockholders of record as of the close of business on September 2, 2014, the record date, are entitled to receive notice of, to attend and to vote at the annual meeting. As of the record date, there were 39,125,806 shares of our common stock, $0.01 par value per share, issued and outstanding. Stockholders are entitled to one vote per share.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners of shares held in street name.

•
Stockholders of Record. If your shares are held in your name with our transfer agent, Computershare Investor Services, you are considered the “stockholder of record” of those shares. As a stockholder of record, you are receiving a printed or electronic copy of the proxy materials directly from us.

•
Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you a printed or electronic copy of the proxy materials.

How do I vote?
There are three ways to vote your shares:

•
Over the Internet. You may submit your vote over the Internet any time prior to 11:59 p.m., EDT, on October 28, 2014 by following the instructions on the notice of Internet availability, included in this proxy statement, or proxy card.

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By Mail. You may submit your vote by mail by following the instructions on the proxy card you received. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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In Person. All stockholders of record may vote in person at the annual meeting. We will give you a ballot when you arrive. Please note, however, that if you are a beneficial owner of shares held in street name, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

If you receive multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all the shares owned by you. You may receive multiple copies of the proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How are proxies voted?
All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not return my proxy?

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Stockholders of Record. If you are a stockholder of record and you do not vote over the Internet, by mailing your proxy card or by delivering your proxy to the annual meeting, your shares will not be voted unless you appear in person (or are legally represented) and vote your shares by ballot at the annual meeting.

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Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?
As a stockholder of record, if you sign and return a proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our board of directors.
Which proposals are considered “routine” or “non-routine”?

•	Election of Directors (Proposal No. 1). The election of directors is considered a non-routine matter under applicable rules;

•
Ratification of the Appointment of Deloitte & Touche LLP (Proposal No. 2). The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year is considered a routine matter under applicable rules;

•
Advisory Vote to Approve Compensation Paid to Named Executive Officers (Proposal No. 3). The advisory vote to approve our company’s executive compensation is considered a non-routine matter under applicable rules; and

•	Approval of our 2014 Stock Incentive Plan (Proposal No. 4). The approval of our 2014 Stock Incentive Plan is considered a non-routine matter under applicable rules.
Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposals 1, 3 or 4. Proposal 2, regarding the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, and brokers are therefore permitted to vote shares held by them without instruction from beneficial owners.
How are abstentions and broker non-votes treated?
Abstentions and broker non-votes will not be counted as shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by stockholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Can I change my vote after I have voted?
If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Burlington, Massachusetts, or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Who will serve as the inspector of election?
Our Director of Investor Relations will serve as the inspector of election.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or SEC, by November 4, 2014.
Who is paying for the cost of this proxy solicitation?
We will bear all costs for this solicitation of proxies. Our directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. Additionally, we have retained Morrow & Co., LLC to aid in soliciting votes for the annual meeting for a fee of $15,000 plus reasonable expenses. We are requesting that brokers and custodians forward printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.
Where can I direct any questions regarding the solicitation of votes?
Please direct any questions regarding the solicitation of votes in connection with our 2014 Annual Meeting of Stockholders to Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902. Stockholders, please call (800) 607-0088. Banks and brokerage firms, please call (203) 658-9400.
What is the deadline to propose actions for consideration at the 2015 Annual Meeting of Stockholders?
Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. Since we did not hold an annual meeting in 2013, and our 2014 annual meeting is being held later in the calendar year than usual, a proposal that a stockholder would like included in our proxy statement for our 2015 Annual Meeting of Stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received by our Corporate Secretary at our principal offices in Burlington, Massachusetts, by a reasonable time before we begin to print and send our proxy materials for our 2015 Annual Meeting.
If a stockholder intends to present a proposal at our 2015 annual meeting, but not include that proposal in our proxy statement, the proposal must be submitted to our Corporate Secretary at our principal offices in Burlington, Massachusetts, not later than the close of business on the tenth day following the day on which notice of the date of the 2015 annual meeting is mailed or public disclosure of the date of the 2015 annual meeting is made, whichever occurs first.
PROPOSAL 1-ELECTION OF DIRECTORS
Proposal Summary
The first proposal for consideration at our Annual Meeting is the election of the four director nominees named in this Proxy Statement (“director nominees”). Our board of directors is divided into three classes, designated as Class I, Class II and Class III directors, with one class elected each year. Because we did not hold an annual meeting of stockholders in 2013 due to the restatement of our consolidated financial statements for the fiscal year ended December 31, 2011, both Class II and Class III directors are up for election at this Annual Meeting. For detailed information related to the restatement, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Members of each class hold office for a three-year term. Our board of directors currently consists of eight members, three of whom are Class I directors, two of whom are Class II directors and three of whom are Class III directors. Effective upon the adjournment of the 2014 Annual Meeting, the size of the Board will be reduced to seven members, with the number of Class I directors remaining at three, the number of Class II directors remaining at two and the number of Class III directors decreasing to two. Mr. David B. Mullen, who is currently a Class III director, will not stand for re-election at the Annual Meeting.

    Class II Director Elections. Our board of directors has, upon the recommendation of our nominating and governance committee, nominated two of our current Class II directors, Robert M. Bakish and Louis Hernandez, Jr., for re-election as Class II directors at our annual meeting. Information about our director nominees can be found beginning on page 12 of this Proxy Statement. If elected, each director nominee for Class II will serve as a director until our 2016 annual meeting of Stockholders and his successor is duly elected and qualified, or until his earlier death, resignation or removal. Each Class II nominee has indicated his willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.

Class III Director Elections. Our board of directors has, upon the recommendation of our nominating and governance Committee, nominated two of our current Class III directors, Elizabeth M. Daley and Youngme E. Moon, for re-election as Class III directors at our annual meeting. Information about our director nominees can be found beginning on page 12 of this Proxy Statement. If elected, each director nominee for Class III will serve as a director until our 2017 annual meeting of Stockholders and her successor is duly elected and qualified, or until her earlier death, resignation or removal. Each Class III nominee has indicated her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors. Mr. David B. Mullen, who is currently a Class III Director, will not stand for re-election at the Annual Meeting.

Under our Amended and Restated By-Laws, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee, however, an abstention will not count as a vote cast in the election.

Board Recommendation

Our board of directors recommends that our stockholders vote FOR the election of Mr. Bakish, Mr. Hernandez, Dr. Daley and Dr. Moon.

DIRECTORS

Set forth below is information regarding each director, including his or her age as of September 1, 2014 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid. There are no family relationships among any of our directors and executive officers.

Nominees for Class II Directors for the Three-Year Term That Will Expire at our Annual Meeting in 2016

Robert M. Bakish, 50, became a director in October 2009. Mr. Bakish has served as the President and Chief Executive Officer of Viacom International Media Networks, a division of Viacom Inc., a global entertainment content company, since January 2010. Mr. Bakish is also chairman of the board of Viacom 18 (Viacom’s Indian joint venture). From January 2007 to January 2010, Mr. Bakish served as the President of MTV Networks International, another division of Viacom. From July 2004 to January 2007, Mr. Bakish was Executive Vice President, Operations, of Viacom Enterprises, a subsidiary of Viacom. Prior to that, he served as MTV Networks’ Executive Vice President and Chief Operating Officer, Advertising Sales and was chairman of the Cable Television Advertising Bureau. Previously, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice. The board values the unique insights Mr. Bakish provides to the board and as a member of our strategy committee relative to the challenges, opportunities and operations of the broadcast industry, as well as his expertise in strategic planning and business development as well as in his role, since 2011, as the chair of our compensation committee.

Louis Hernandez, Jr., 47, was appointed our President and CEO in February 2013. He became a director in February 2008 and served as our lead director from December 2011 until his appointment as our President and CEO. Prior to being appointed our President and CEO, Mr. Hernandez was the chairman and Chief Executive Officer of Open Solutions Inc., a provider of enterprise-wide enabling technologies for the financial services marketplace, which was acquired in January 2013 by Fiserv, Inc. Mr. Hernandez served as chairman of Open Solutions from 2000 to 2013, and as Chief Executive Officer of Open Solutions from 1999 to 2013. Prior to Open Solutions, Mr. Hernandez served as Executive Vice President and Chief Financial Officer of RoweCom Inc., an electronic commerce software vendor. Prior to joining RoweCom, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary of U.S. Medical Instruments, Inc. and worked in the business and advisory services group of Price Waterhouse LLP. Mr. Hernandez also served as a director and member of the audit and compensation committee of Unica Corporation (UNCA), HSBC North America Holdings Inc., HSBC USA Inc. and HSBC Bank USA, N.A. Mr. Hernandez has a proven track record of driving the operations and growth of technology companies in a variety of industries and has been a principal architect of our Avid Everywhere strategy. The board believes that these qualities are particularly valuable in connection with the next steps for our company. Further, as President and CEO, he brings a unique perspective to the board.

Nominees for Class III Directors for the Three-Year Term That Will Expire at our Annual Meeting in 2017

Elizabeth M. Daley, 71, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1991. Dr. Daley brings a valuable perspective to our business through the experience she has with our customer base, including insights into industry trends gleaned in her capacity as the dean of a major U.S. film school, and is a valued member of our audit committee and compensation committee.

Youngme E. Moon, 50, became a director in September 2005. Dr. Moon has been Senior Associate Dean for Strategy an Innovation and the Donald K. David Professor of Business Administration at Harvard Business School, where she has been on the faculty since 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology. Dr. Moon also serves on the board of directors of Zuliliy, the Honest Company and Handybook and serves as a member of the audit and nominating and governance committee of Zulily. Dr. Moon’s expertise in innovative consumer and other marketing strategies, in addition to her other business insights, adds significant value to board discussions and our strategy committee. She is also a valued member of our nominating and governance committee.

Continuing Directors

Class I Directors (terms to expire at our 2015 annual meeting)

George H. Billings, 64, became a director in March 2004 and was appointed chairman of our board in February 2013. Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries, since 1987. Mr. Billings has also served as Chief Operating Officer and Chief Executive Officer of Silicon Wireless, Ltd.; Chief Operating Officer and Vice Chairman of Radio Movil Digital Americas, Inc.; General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One); and Vice President of Corporate Development of the Communications Satellite Corporation. Mr. Billings contributes diversified skills to our board through his extensive financial, management and operational experience and is an audit committee financial expert. He has also made extensive contributions as a director and past chair and present member of the audit committee, including through his collaboration with our independent auditors and senior management team, and as chair of our nominating and governance committee and strategy committee.

Nancy Hawthorne, 63, became a director in October 1997 and served as our lead director from January 2008 to December 2011. Ms. Hawthorne has served as Chair and Chief Executive Officer of Clerestory, LLC, a financial advisory and investment firm, since August 2001. Previously, Ms. Hawthorne served as Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management; and as Chief Financial Officer and Treasurer of Continental Cablevision. Ms. Hawthorne also serves as a director and member of the audit and nominating and governance committee of the Metropolitan Series Fund, Inc. During her years of service as a director of Avid, Ms. Hawthorne has gained significant knowledge of our business. Ms. Hawthorne’s financial management and outside board experience enhance her contributions to our board. Additionally, her financial expertise and experience qualify her as an audit committee financial expert. In addition to her service as a member of our board and a financial expert of our audit committee, Ms. Hawthorne also brings valuable insight in her role as a member of our nominating and governance committee. Ms. Hawthorne also offers a unique perspective, having served as our interim CEO from July to December 2007.

John H. Park, 47, served as a director of Avid from June 2007 to June 2011 and was reelected to our board in May 2012. Since November 2012, Mr. Park has been a partner at the private equity firms of Jackson Park Capital, LLC and Jackson Park Advisors, LLC. Mr. Park was a partner of Blum Capital Partners, L.P., a private equity firm and an Avid investor, from May 2004 to November 2012. Prior to joining Blum Capital Partners, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P. where he was a partner and the Portfolio Manager of the Columbia Acorn Select Fund and a Co-Portfolio Manager of the Columbia Acorn Fund. Mr. Park has also in the past served as a director of eResearch Technology, Inc. and GlenRose Instruments, Inc. Our board believes it benefits from Mr. Park’s demonstrated business acumen gained through extensive private equity and fund investment experience, experience on other public company boards of directors and participation in corporate turn-around efforts. With this experience, Mr. Park is also a valued member of our strategy committee and nominating and governance committee.

DIRECTOR COMPENSATION

Our company uses a combination of cash and equity-based compensation to attract and retain individuals to serve on our board. We only compensate outside directors for their service on our board. An outside director is a member of our board who is not:

•	an employee of our company or any subsidiary of our company;

•	a significant stockholder, meaning the beneficial owner of 10% or more of our outstanding common stock; or

•	a controlling stockholder, member or partner of a significant stockholder.

During 2012, and until his resignation on February 11, 2013, Gary G. Greenfield served as our chairman, President and CEO and did not qualify as an outside director during that period. Similarly, Mr. Hernandez ceased to qualify as an outside director as of his appointment as our President and CEO on February 11, 2013. Furthermore, from his appointment to the board until November 2012, Mr. Park served as a partner of a significant stockholder of our company, and as such did not qualify as an outside director during that time period. During the time frames that Messrs. Hernandez, Greenfield and Park did not qualify as outside directors, they did not receive any compensation for their service on our board.
Compensation for Outside Directors

Prior to February 2014 and as of July 1, 2011, our outside directors were paid the following cash compensation for their service:

	Lead Director		Chair		Other Members
	Retainer	Meeting	Retainer	Meeting	Retainer	Meeting
Board of Directors	$75,000	$2,000	$75,000	$2,000	$45,000	$2,000
Audit Committee	—	—	25,000	2,000	7,500	2,000
Compensation Committee	—	—	15,000	2,000	5,000	2,000
Nominating and Governance Committee	—	—	15,000	2,000	5,000	2,000
Strategy Committee	—	—	15,000	2,000	5,000	2,000

In December 2012, our board approved a special retainer of $15,000 to George H. Billings in recognition of the additional work assumed by him as chair of our strategy committee and $50,000 to Mr. Hernandez in recognition of the substantial work performed and expected to be performed by him as lead director.

In addition to the cash compensation described above, outside directors are entitled to receive equity compensation. All equity compensation awards to outside directors that remain outstanding have been granted under our Amended and Restated 2005 Stock Incentive Plan. Our board reviews equity compensation for outside directors periodically. Previously, outside directors received equity compensation under our 1993 Director Stock Option Plan, as amended, or our 2005 Stock Incentive Plan, as amended.

Under our Amended and Restated 2005 Stock Incentive Plan, each outside director is entitled to receive equity compensation subject to the following limits:

•	upon election to our board, an option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of common stock; and

•
annually on the date of our annual meeting, if the outside director has served a minimum of six months on our board, an option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of common stock.

In each case, an outside director may receive a combination of options and restricted stock or restricted stock units so long as the total number of shares subject to the aggregate award does not exceed 15,000 shares of common stock, with each share of common stock subject to a restricted stock award or a restricted stock unit award considered two shares of common stock for the purpose of this limitation. The exercise price per share for options granted to outside directors is equal to the closing price of our common stock on NASDAQ on the grant date. Equity awards to outside directors upon their initial election to our board vest in full on the first anniversary of the grant date. Annual equity awards to outside directors vest in full on the earlier of the first anniversary of the grant date or the business day prior to the date of the next annual meeting of stockholders following the grant date. Options granted under our 1993 Director Stock Option Plan, as amended, have a term of six years, those granted under our 2005 Stock Incentive Plan have a term of ten years, and those granted under our Amended and Restated 2005 Stock Incentive Plan have a term of seven years.

On May 15, 2012, in accordance with the terms of our Amended and Restated 2005 Stock Incentive Plan, we granted to each of our directors, who qualified as outside directors as of such date:

•	6,000 restricted stock units; and

•	an option to purchase 3,000 shares of common stock at an exercise price of $7.22, equal to the closing price of our common stock on NASDAQ on the grant date.

In 2013, no annual meeting of our stockholders was held due to the restatement of our financial statements, described in more detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our outside directors did not receive any equity compensation. However, Mr. Park, who was designated an outside director effective as of November 15, 2012, was in May 2014 granted an option for 15,000 shares of our common stock as an initial award.

As discussed in greater detail below under Proposal 4 - Approval of Our 2014 Stock Incentive Plan, if stockholders approve Proposal 4 with respect to the 2014 Stock Incentive Plan, no further equity awards will be granted to outside directors under the Amended and Restated 2005 Stock Incentive Plan, and future equity awards to outside directors will be granted under the 2014 Stock Incentive Plan.

In February 2014, our board approved cash compensation, effective January 1, 2014, for our outside directors as set forth below:

	Lead Director		Chair		Other Members
	Retainer	Meeting	Retainer	Meeting	Retainer	Meeting
Board of Directors	$80,000	—	$80,000	—	$50,000	—
Audit Committee	—	—	26,000	—	12,000	—
Compensation Committee	—	—	18,750	—	9,000	—
Nominating and Governance Committee	—	—	12,500	—	5,250	—
Strategy Committee	—	—	18,750	—	9,000	—

Stock Ownership Requirements for Outside Directors

Our board adopted stock ownership requirements for outside directors, which are intended to further align the interests of our outside directors with those of our stockholders. Under the current requirements, our outside directors are expected to hold at least 18,000 shares of common stock within three years of becoming an outside director.

For purposes of these requirements, stock ownership includes:

•	stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

•	shares held in a trust for the economic benefit of the outside director or his or her spouse or children;

•	restricted stock and restricted stock units; and

•	shares underlying fully-vested options.

All of our outside directors who have served on our board for up to three years have met our stock ownership requirements. See the section of this proxy statement entitled “Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management” for more detailed information on the beneficial ownership of our directors.

Non-Qualified Deferred Compensation for Outside Directors

For the fiscal years 2012 and 2013, our outside directors were eligible to participate in our non-qualified deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of all or a portion of their director fees. None of our directors participated in our plan for the fiscal years 2012 or 2013, and in November 2013, our compensation committee decided not to continue offering this deferral opportunity. See the section of this proxy statement within the “Compensation Discussion and Analysis” entitled “Non-Qualified Deferred Compensation” for a discussion of our non-qualified deferred compensation plan.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEARS 2013 AND 2012

The following table sets forth a summary of the compensation we paid to our directors for service on our board in 2013 and 2012.

Name	Year	Fees Earned or Paid in Cash(1)	Option Awards(2)		Restricted Stock Unit Awards(3)	Total
Robert M. Bakish	2013 2012	$107,000 $111,000	— $9,375		— $43,260	$107,000 $163,635
George H. Billings	2013 2012	$151,138 $146,043	— $9,375		— $43,260	$151,138 $198,678
Elizabeth M. Daley	2013 2012	$115,500 $127,500	— $9,375		— $43,260	$115,500 $180,135
Gary G. Greenfield(4)	2013 2012	$19,589 —	— —		— —	$19,589 —
Nancy Hawthorne	2013 2012	$103,500 $117,353	— $9,375		— $43,260	$103,500 $169,988
Louis Hernandez, Jr.(5)	2013 2012	$18,671 $187,000	— $9,375		— $43,260	$18,671 $239,635
Youngme E. Moon	2013 2012	$87,000 $91,923	— $9,375		— $43,260	$87,000 $144,558
David B. Mullen(6)	2013 2012	$131,000 $138,498	— $9,375		— $43,260	$131,000 $191,133
John H. Park(7)	2013 2012	$89,000 $13,083	— —	— —	— —	$89,000 $13,083

(1)
Cash amounts included in the table above represent the portion of the annual board/committee member fees and board/committee chair fees earned during our 2012 and 2013 fiscal years. In December 2012, our board approved a special retainer to be paid to Messrs. Hernandez ($50,000) and Billings ($15,000) in recognition of the additional work they assumed as lead director and chair of the strategy committee, respectively.

(2)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of options granted to each of our outside directors in 2012. The grant date fair value was determined by using the Black-Scholes option pricing model. The options for our outside directors were granted on May 15, 2012. No stock options were granted to our independent directors in fiscal year 2013, due to the restatement and the fact that we did not hold an annual meeting in 2013. Mr. Hernandez was granted stock options in connection with his appointment as our President and CEO in February 2013. Please see “Executive Compensation - Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Long-Term Equity Incentive Compensation - Fiscal Year 2013 Equity Incentive Compensation” for a description of these grants. As of December 31, 2013, the outside directors held options for the following numbers of shares: Mr. Bakish, 20,000; Mr. Billings, 37,000; Dr. Daley, 37,000; Ms. Hawthorne, 56,689; Dr. Moon, 47,000; and Mr. Mullen, 20,000. Please see Note M, “Capital Stock,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 regarding the assumptions and methodologies used to value these options.

(3)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our outside directors in 2012. The grant date fair value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $7.22, the closing price of our common stock on NASDAQ on the grant date, May 15, 2012, and subtracting $.01 par value per share. No restricted stock units were awarded to our independent directors in fiscal year 2013, due to the restatement and the fact that we did not hold an annual meeting in 2013. Mr. Hernandez was awarded restricted stock units in connection with his appointment as our President and CEO in February 2013. Please see “Executive Compensation - Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Long-Term Equity Incentive Compensation - Fiscal Year 2013 Equity Incentive Compensation” for a description of these grants. As of December 31, 2013, the outside directors held the following restricted stock units: Mr. Bakish 16,000; Mr. Billings, 17,000; Dr. Daley, 17,000; Ms. Hawthorne, 17,000; Dr. Moon, 17,000; and Mr. Mullen, 16,000. Please see Note M, “Capital Stock,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 regarding the assumptions and methodologies used to value these restricted stock units.

(4)
Mr. Greenfield did not receive compensation as a member of our board while serving as our President and CEO. All of Mr. Greenfield’s compensation information for 2012 is reported in the Summary Compensation Table in the Executive Compensation section below. On February 11, 2013, Mr. Greenfield resigned as President and CEO but served as an outside director and was compensated for his services on our board from February 11, 2013 until his resignation on May 15, 2013.

(5)
Following the appointment of Mr. Hernandez as our President and CEO in February 2013, he no longer qualifies as an outside director and as such is not entitled to and did not receive compensation for his service on our board. All of Mr. Hernandez’s compensation information for 2013 is reported in the Summary Compensation Table in the Executive Compensation section below.

(6)	Mr. Mullen, currently a Class III Director, will not stand for re-election at the 2014 Annual Meeting.

(7)
From his appointment to our board in November 2012, Mr. Park was not an outside director and did not receive compensation for his service on our board. As of November 15, 2012, Mr. Park was determined to be an independent director and entitled to compensation as an outside director. However, due to the restatement, no equity awards were made to him in 2012 in connection with such determination. Subsequently, in May 2014 he was granted an option to purchase 15,000 shares of our common stock, valued at $50,028.

EXECUTIVE OFFICERS

Our executive officers are elected annually by the board and serve at the discretion of the board. Our current executive officers and their ages are as follows:

Executive Officer	Age	Position(s) with our company
Louis Hernandez, Jr.	47	President and Chief Executive Officer
John W. Frederick	50	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Christopher C. Gahagan	50	Senior Vice President of Products and Technology
Jeff Rosica	52	Senior Vice President of Worldwide Field Operations
Jason A. Duva	41	Vice President, General Counsel and Corporate Secretary

Louis Hernandez, Jr. is our President and CEO. Please see “Directors” above for Mr. Hernandez’s biography.

John W. Frederick has served as our Chief of Staff from February 2013 to April 2013, and has served as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2013. From November 2009 until joining Avid, Mr. Frederick was Executive Vice President and Chief Financial Officer of Open Solutions, Inc., a technology provider to financial institutions worldwide, which was acquired in January 2013 by Fiserv, Inc. During the period October 2006 to October 2007, Mr. Frederick served first as interim Chief Financial Officer and then as Chief Financial Officer of SafeNet, Inc., a global encryption security company. After a brief transition in connection with the acquisition of SafeNet, he rejoined SafeNet as Chief Financial Officer in November 2007 and served as such until August 2009. Additionally, he held a variety of senior financial, business planning, and analysis roles at organizations including AlliedSignal, now Honeywell, Time Warner, and Sunbeam Corporation. Early in his career he also served in the audit practice of Coopers & Lybrand, now part of PricewaterhouseCoopers.

Christopher C. Gahagan has served as our Senior Vice President of Products and Technology since July 2009. From March 2002 and until the time he joined us, Mr. Gahagan served in various capacities at EMC Corporation, a provider of storage systems, software and services to support information storage and management strategies, most recently as Senior Vice President and General Manager of the Resource Management Software group. Prior to EMC, he held senior management positions at BMC Software, Inc., Sterling Software, Inc. and Spectra Logic Corporation. Mr. Gahagan began his career as a member of the technical staff at Hewlett Packard Company.

Jeff Rosica has served as our Senior Vice President of Worldwide Field Operations since January 2013. From early 2002 until joining us, Mr. Rosica served in various capacities with Grass Valley, LLC, a broadcast equipment supplier, most recently as Executive Vice President, Chief Sales and Marketing Officer. Prior to that, Mr. Rosica was Vice President and General Manager of Phillips Broadcast from 1996.

Jason A. Duva has served as our Vice President, General Counsel and Corporate Secretary since October 2011. Mr. Duva joined Avid in 2005 as Corporate Counsel and from 2008 to 2011 served as Assistant General Counsel. Prior to joining Avid, Mr. Duva worked at the law firm, Testa, Hurwitz & Thibeault LLP.

BENEFICIAL OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information with respect to the beneficial ownership of our common stock by:

•	each person known by us to beneficially own (or have a right to acquire within 60 days) more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each executive officer for 2013 named in the Summary Compensation Table (each a “named executive officer”, or “NEO”); and

•	all of our directors and executive officers as a group.

Percentage ownership calculations are based on 39,132,917 shares of common stock outstanding as of September 12, 2014.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1)(2)
Greater than 5% Stockholders
Blum Capital Partners, L.P.(3)	7,241,549	18.6%
909 Montgomery Street, Suite 400
San Francisco, CA 94133
Wells Fargo & Company(4)	4,165,402	10.7%
420 Montgomery Street
San Francisco, CA 94104
Dimensional Fund Advisors LP(5)	2,611,800	6.71%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Indaba Capital Management, L.P.(6)	2,274,388	5.81%
One Letterman Drive, Building D, Suite DM700
San Francisco, California 94129
Directors(7)
Robert M. Bakish	56,000	*
George H. Billings	54,000	*
Elizabeth M. Daley	54,000	*
Nancy Hawthorne	73,689	*
Youngme E. Moon	64,000	*
David B. Mullen	36,000	*
John H. Park	16,493
2013 Named Executive Officers(7)
Louis Hernandez, Jr.	306,619	*
John F. Frederick	168,230	*
Christopher C. Gahagan	156,332	*
Jeff Rosica	88,758	*
Jason A. Duva	69,298	*
Gary G. Greenfield (former President and CEO)	137,382	*
Kenneth A. Sexton (former CFO and Chief Administrative Officer)	134,133	*
Glover H. Lawrence (former Vice President of Corporate Development)	14,301	*
All directors and 2013 executive officers as a group	1,429,235	3.7%

*Less than 1%

(1)
The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)
Any shares that a person or entity has the right to acquire within 60 days after September12, 2014 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity. However, this does not include (i) any options granted in 2013 or 2014 the vesting of which is subject to the Company having an effective registration statement in place, or (ii) the vesting of awards based on performance determined based on the Company’s financial statements for fiscal years 2012 or 2013, which was determined on September 14, 2014.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D/A filed with the SEC by Blum Capital Partners LP and various affiliated entities on October 2, 2012. As of September 28, 2012, Blum Capital Partners LP and various affiliated entities had shared dispositive power over 7,241,549 shares and also shared voting power over such shares.

(4)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wells Fargo & Company and various affiliated entities on April 10, 2014. As of March 31, 2014, Wells Fargo & Company and various affiliated entities had shared dispositive power over 4,164,901 shares and shared voting power over 3,685,901 shares.

(5)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 10, 2014. As of December 31, 2013, Dimensional Fund Advisors LP had shared dispositive power over 2,611,800 shares and shared voting power over 2,562,398 shares.

(6)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Indaba Capital Management, L.P. and various affiliated entities on September 12, 2014. As of September 12, 2014, Indaba Capital Management, L.P. and various affiliated entities had shared dispositive power over 2,274,388 shares and also shared voting power over such shares.

(7)
Includes the following shares of Common Stock subject to options exercisable or restricted stock units vesting within 60 days after September 12, 2014: Mr. Bakish - 20,000; Mr. Billings - 37,000; Dr. Daley - 37,000; Ms. Hawthorne - 56,689; Ms. Moon - 47,000; Mr. Mullen - 20,000; Mr. Hernandez - 265,480; Mr. Frederick - 151,319; Mr. Gahagan - 122,623; Mr. Rosica - 86,359; Mr. Duva - 63,750; and all current directors, and executive officers as a group - 909,785.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the years ended December 31, 2012 and 2013, except for one transaction on a Form 4 that was inadvertently not timely reported on behalf of Mr. Bakish. The error was discovered and the Form 4 was filed eight business days after the due date. The transaction involved the purchase of 10,000 shares of common stock on November 28, 2012. In addition, the Form 3 filed in connection with Mr. Park rejoining our board on May 15, 2012 inadvertently omitted to disclose 16,493 shares owned by him.

CORPORATE GOVERNANCE MATTERS

We are committed to ensuring the highest standards of corporate governance. Some examples of this commitment are set forth below.

•	Effective upon the adjournment of the 2014 Annual Meeting, our board will consist of seven members, six of whom are independent directors within the meaning of NASDAQ’s listing standards;

•	All members of our board’s committees are independent directors;

•
We have corporate governance guidelines that are published on our website at ir.avid.com and that, among other things, lay out the responsibilities and qualification standards for directors, the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chairman and, if applicable, lead independent director;

•
Our corporate governance guidelines require that any nominee for director who does not receive a majority     vote in an uncontested election must promptly tender his or her resignation to the board, which will consider whether to accept the resignation;

•
We have stock ownership guidelines for our CEO, our other executive officers and our non-employee directors that are described in this proxy statement under “Stock Ownership Requirements” and “Director Compensation - Stock Ownership Requirements for Outside Directors;”

•	Our independent directors hold regularly convened meetings without management present;

•	Our independent directors approve director nominations and executive officer compensation;

•	Our audit committee reviews and approves all related-party transactions;

•	Our code of business conduct and ethics is distributed annually to all of our employees; and

•	Any waiver of our code of business conduct and ethics given to our executive officers or directors must be approved by our board of directors and disclosed publicly.

Director Independence

The board is composed of a majority of “independent” directors, and all of the board’s committees are composed entirely of “independent” directors, as such term is defined in the listing standards of NASDAQ. The board has determined that the following directors, all of whom served during 2012 (with Mr. Park being appointed director in May 2012) and 2013, are “independent,” according to the above definition: Robert M. Bakish, George H. Billings, Elizabeth M. Daley, Nancy Hawthorne, Youngme Moon, David B. Mullen and John H. Park. Mr. Hernandez was considered independent until his appointment as our CEO and President in February 2013.

In addition, the audit committee is composed entirely of “independent” directors as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the audit committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Also, the members of the compensation committee each qualify as independent under NASDAQ standards and Rule 10C-1 under the Exchange Act. Under these standards, the board considered that none of the members of the compensation committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the compensation committee.

The board has adopted a charter for each of the four standing committees that addresses the make-up and functioning of such committee. The board has also adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our stockholders, and a code of business conduct and ethics that applies to all of our employees, officers and directors. Our corporate governance guidelines address, among others, the responsibilities and qualification standards for directors (including a policy for holdover directors), the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chairman and if applicable lead independent director. The charters for the audit committee, compensation committee and nominating and governance committee, the corporate governance guidelines, and the code of business conduct and ethics, are all publicly available on our website at http://ir.avid.com/documents.cfm.

Board Meetings

Our board met 16 times in 2013 and 11 times in 2012. The board and certain committees also engaged in other discussions and actions during 2013 and 2012 apart from these meetings. The non-management directors, all of whom are independent, met in an executive session chaired by either the chairman of the board or the lead director at the conclusion of every regularly scheduled board meeting and at such other board and committee meetings as the independent directors elected. During 2013 and 2012, each of our directors attended at least 75 percent of the total number of meetings of the board of directors and all committees of the board of directors on which he or she served.

While we encourage our directors to attend our annual meetings of stockholders, we do not have a policy requiring their attendance. All of our then-serving directors attended our 2012 annual meeting of stockholders.

Board Committees

Our board has a standing audit committee, compensation committee, nominating and governance committee and strategy committee. Each committee operates under a charter that has been approved by our board. Each committee reviews its charter periodically and recommends any proposed revisions to our board for approval. The charters of the audit committee, the compensation committee and the nominating and governance committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com. Members of each committee are generally elected by our board upon recommendation from our nominating and governance committee. Committee meetings may be called by the chair of a committee, our chairman, and if applicable, our lead director. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.

The table below provides current membership information regarding the board and board committees as of the date of this proxy statement. Each of the committees is comprised solely of independent directors, as defined by NASDAQ listing standards.

Independent Director(1)	Audit	Compensation	Nominating and Governance	Strategy
Robert M. Bakish		Chair		x
George H. Billings(2)	x		Chair	Chair
Elizabeth M. Daley	x	x
Nancy Hawthorne	x		x
Youngme E. Moon			x	x
David B. Mullen(3)	Chair	x
John H. Park			x	x
(1) In connection with Mr. Hernandez’s appointment as our President and CEO in February 2013, he stepped down from his service as the lead director and member of our compensation committee and our nominating and governance committee. Mr. Hernandez continues to serve on our board.
(2) Mr. Billings was appointed chairman of our board in connection with Mr. Hernandez’s appointment as President and             CEO.
(3) Mr. Mullen, currently a Class III Director, will not stand for re-election at the 2014 Annual Meeting.

Audit Committee

Our board has determined that each of Messrs. Mullen and Billings and Ms. Hawthorne qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. In addition, our board has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under Rule 10A-3 under the Exchange Act.

The audit committee’s responsibilities include:

•	appointing, as well as approving the compensation and assessing the independence of, our independent registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

•	overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by the internal auditing staff;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing, approving and ratifying related person transactions;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures; and

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management.

Our audit committee met six times in 2013 and 11 times in 2012.

Compensation Committee

Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program, as described below. The compensation committee also approves compensation for the other NEOs. In addition, all members of the compensation committee were independent directors under under Rule 10C-1 under the Exchange Act.

The compensation committee’s responsibilities include:

•	administering our executive officer compensation programs;

•	annually reviewing and approving an appropriate peer group against which executive compensation is compared;

•	annually reviewing and approving corporate financial performance goals and individual performance goals relevant to the compensation of our executive officers;

•	overseeing performance evaluations of our executive officers;

•	administering our equity incentive plans and other equity based plans;

•	reviewing and discussing the Compensation Discussion and Analysis;

•	evaluating compensation policies and practices in relation to risk management; and

•	reviewing and making recommendations to our board with respect to director compensation.

Our compensation committee met seven times in 2013 and eight times in 2012.

Nominating and Governance Committee

The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board persons to be nominated for election as directors and to each of the committees of our board;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an evaluation of our board.

Our nominating and governance committee met twice in 2013 and twice in 2012.

Strategy Committee

The strategy committee’s responsibilities include reviewing, evaluating and making recommendations to our board with regard to potential strategic opportunities. Our strategy committee did not meet formally in 2013. In 2012, our strategy committee met five times.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board, search firms that we engage from time to time, and others (including stockholders) and evaluating biographical and background information relating to potential candidates.

In considering whether to recommend a particular candidate for inclusion on our board’s slate of recommended director nominees, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, and commitment to participate as a director, as well as the diversity of our board and conflicts of interest that would impair the candidate’s ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the nominating and governance committee will review with the board the requisite skills and criteria for new board members as well as the composition of the board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the board. Our nominating and governance committee has not adopted any formal or informal diversity policy and treats diversity as one of the criteria to be considered by the committee. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Our by-laws require stockholders to provide notice to Avid of the nomination of directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

Our by-laws require a stockholder proposing a director nomination to accompany the request with certain additional information concerning the stockholder and the nominee(s) proposed, including, among other things, (i) biographical and stock ownership information (including derivative and hedging interests as to our common stock) of the proponent stockholder and the nominee(s) (and certain affiliates or associates of each of the proponent stockholder and the nominee(s)), (ii) arrangements and understandings (including financial arrangements and compensation) between the proponent stockholder (and certain affiliates or associates of the proponent stockholder) and any other person, including the nominee(s), with respect to our common stock, and (iii) any other information relating to the proponent stockholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act.

Stockholders may recommend an individual to our nominating and governance committee for consideration as a potential director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.

Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee evaluates stockholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our board decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Board Leadership Structure

The board oversees our CEO and other senior management in the competent and ethical operation of the company and assures that the long-term interests of the stockholders are being served.

The board periodically reviews its leadership structure to determine whether the roles of chairman and chief executive officer should be separated or combined based on its judgment as to the structure that best serves the interests of our company and our stockholders. In February 2013 in connection with Mr. Hernandez being newly appointed as President and CEO, Mr. Billings, an independent director, was appointed as the chairman of our board. The board believes that the current separation of the chairman and chief executive officer roles allowed Mr. Hernandez, who was new in the role, to focus his time and energy on operating and managing the company. Our board continues to evaluate our leadership structure and may make appropriate changes in the future. Our corporate governance guidelines provide that if our chairman is not an independent director, a lead director may be appointed, and in 2012 Mr. Greenfield, our former President and CEO, served as our chairman and Mr. Hernandez served as lead director.

The chairman of the board chairs and presides over meetings of the board and serves as a liaison between the independent directors and management. The current chairman of the board also serves as chairman of our nominating and governance committee and strategy committee and as a member of our audit committee.

The Board’s Role in Risk Oversight

Risk is an integral part of board deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. The board believes that full and open communication between management and the board are essential for effective risk management and oversight. The board receives regular presentations from senior management on strategic matters involving our operations and discusses strategies, financial performance, legal developments, key challenges and risks and opportunities for our company. The involvement of the board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy.

While the board oversees the risk management process, our board’s committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee focuses on financial risk, including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee manages risks associated with corporate governance, board organization, membership and structure.

Compensation Risk Assessment

At the compensation committee’s direction, our Senior Vice President, Human Resources and other members of the human resources and finance department, in conjunction with our inside legal counsel, assisted in a risk assessment of our compensation programs for 2012 and 2013, including our executive compensation programs. Based on this assessment, we believe that our compensation programs’ design promotes the creation of long-term value and discourages behavior that leads to excessive risk. The compensation committee reviewed and discussed the assessment, and the compensation committee concurred with management’s assessment that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business.

Stockholder Rights Plan

In January 2014, after considering the significant time anticipated to be needed to complete the restatement process, as well as the possible delisting of our stock (which subsequently occurred when our stock was suspended from trading on NASDAQ on February 25, 2014 and delisted from NASDAQ on May 2, 2014) our board adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The Rights Plan was adopted by the board following careful evaluation and in consultation with our outside advisors. The plan is similar to plans adopted by numerous publicly traded companies. For a more complete description of the Rights Plan, which will expire at the 2014 Annual Meeting of Stockholders, please see our Current Report on Form 8-K dated January 7, 2014.

Application for Relisting on the NASDAQ Stock Exchange

Following the filing of our first quarter 2014 Form 10-Q, we plan to apply for relisting on the NASDAQ stock exchange. We hope to be relisted on the NASDAQ stock exchange sometime after becoming current with our reporting obligations. For more information related to our plan on becoming current in our reporting obligations, please see our Current Report on Form 8-K dated September 12, 2014.

Compensation Committee Interlocks and Insider Participation

Messrs. Bakish and Mullen and Ms. Daley served on our compensation committee during 2012 and 2013. Mr. Hernandez served on our compensation committee in 2012 and until his appointment as President and CEO in February 2013. No member of the compensation committee during 2012 and 2013 also served as an executive officer while serving on the committee. Furthermore, no member is a director of another corporation or other entity (or serves an equivalent function for another corporation or other entity) that has an executive officer who serves on the compensation committee or our board.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation - Compensation Discussion and Analysis,” below.

Related Person Transaction Policy

Our board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, or 5% stockholders (or their immediate family members), whom we refer to as “related persons,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the audit committee.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

•	the purpose, and the potential benefits to our company, of the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company’s best interests. During the periods reported, there were no related person transactions.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our NEOs. As a result of the restatement of our financial statements, we did not hold an annual meeting in 2013 or file an Annual Report on Form 10-K for the fiscal year ended December 31, 2012; consequently, this CD&A includes information for both fiscal years 2013 and 2012.
NEOs for Fiscal Year 2013. The following executive officers were our NEOs for fiscal 2013:

•	Louis Hernandez, Jr., President and Chief Executive Officer as of February 11, 2013;

•	John W. Frederick, Executive Vice President, Chief Financial Officer, and Chief Administrative Officer as of April 22, 2013 after having originally joined Avid as Chief of Staff on February 11, 2013;

•	Christopher C. Gahagan, Senior Vice President of Products and Solutions;

•	Jeff Rosica, Senior Vice President of Worldwide Field Operations as of January 7, 2013;

•	Jason A. Duva, Vice President, General Counsel and Corporate Secretary;

•	Gary G. Greenfield, who served as our President and CEO until February 11, 2013;

•	Kenneth A. Sexton, who served as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer until April 22, 2013; and

•	Glover H. Lawrence, who served as our Vice President of Corporate Development until June 27, 2013.
NEOs for Fiscal Year 2012. In addition to Messrs. Greenfield, Sexton, Gahagan, Duva and Lawrence, the following executive officers are considered NEOs for 2012:

•	Kirk E. Arnold, who served as our Executive Vice President and Chief Operating Officer until July 2012; and

•	James M. Vedda, who served as our Senior Vice President of Worldwide Sales until November 2012.

Executive Summary

While this CD&A and the accompanying compensation tables provide information for both 2012 and 2013, the Executive Summary that follows focuses primarily on 2013 events and developments. We believe an understanding of these events and developments is critical to understanding our executive compensation actions and decisions in 2013, as well as going forward.

Fiscal Year 2013 Management Transition & Business Transformation

In 2013, we started a significant business transformation process with the goal of achieving growth and reasserting our leadership position in the industry. This transformation began with new management, including the appointment of Louis Hernandez, Jr. as our President and CEO in February 2013, Jeff Rosica as our Senior Vice President Worldwide Field Operations in January 2013, and John W. Frederick as our Chief of Staff in February 2013 and Executive Vice President, Chief Financial Officer and Chief Administrative Officer in April 2013. Our new executive management team spearheaded a rigorous evaluation of our company’s strategy, operations and culture during their first 100 days. They conducted an intensive quantitative and qualitative analysis of our business and our market, which included an operational turnaround and financial restatement. The company adopted a strategy informed by that analysis and embarked on a three-phase operating transformation to execute upon that strategy, starting with more than 30 initiatives focused on addressing key strategic, operational and cultural challenges. The ultimate goals are to drive growth, improve profitability and enhance cash flow, all of which we believe will position our company for long-term stockholder value creation. During this period of transformation, we have continued to make additions to our senior management team and to evaluate compensation policies to ensure that we position Avid for sustained success. Because of the substantial changes in our management team and the changes flowing from our business transformation, our compensation program in 2013 reflected a number of unique elements which reflected our company’s challenging and changing circumstances in 2013. Further, because of the management changes during 2013 and our accounting evaluation and restatement process, executive compensation decisions in 2013 varied from our historic annual pay setting process.
2013 Business Overview

As discussed in our Form 10-K for the fiscal year ended December 31, 2013, we have completed the accounting evaluation commenced in early 2013 and have restated our consolidated financial statements as of

December 31, 2011 and for the year then ended. Throughout this period, we have put a premium on maintaining our focus on continued innovation for our customers and reasserting our commitment to being a strategic leader for the media industry. As part of reasserting our leadership position in the industry, in April 2013 we introduced Avid Everywhere, which is our strategic vision for connecting creative professionals and media organizations with their audiences in a more powerful, efficient, collaborative, and profitable way. In April 2014, we unveiled the details of and first product deliverables guided by Avid Everywhere.

Response to 2012 Say on Pay Vote

We conducted our first advisory vote on NEO compensation in May 2012 and received a 50.8% approval for our NEO compensation program. In response to the advisory vote, our compensation committee, with the assistance of its independent compensation consultant, undertook a review of our executive compensation program and policies. This process included the following:

•
we reached out to our top stockholders representing approximately 72% of the then outstanding shares to discuss stockholder concerns, and ultimately held discussions with stockholders representing approximately 40% of our then-outstanding shares;

•
in our discussions, we sought to understand the concerns raised by some stockholders regarding the design     of our executive compensation program and policies, including the salary of our former President and CEO, tax gross-ups for certain executives and concerns regarding the alignment between pay and performance, as well as some provisions of our equity incentive plan; and

•
our compensation committee undertook a review of these topics as well as critiques offered by the     stockholder advisory firms Institutional Shareholder Services and Glass Lewis with respect to our fiscal year 2011 executive compensation program.

In conjunction with the appointment of a new management team focused on transforming our business, we intend to address concerns regarding the compensation of our former management team and the company’s performance during their tenure. We also have designed the compensation of our new management team with stockholder feedback in mind. Notably, the base compensation of our new President and CEO was set at a significantly lower level than the base compensation for our previous President and CEO, and a significant portion of the newly hired executives’ compensation is in the form of long term incentive awards. Furthermore, with the exception of a legacy gross-up for COBRA payments to one of our executives, none of our current executives is entitled to excise tax gross-ups for severance benefits provided in the event of employment termination following a change in control. For example, our annual incentive plans for both 2013 and 2014 were structured with targets we believe will be highly correlated with stockholder value, such as the achievement of our strategic objectives, and improvements in free cash flow, bookings and EBITDA. To ensure that the market data used when determining executive compensation is relevant, we updated our peer group in 2013 to better align with our size and industry. We have also considered concerns raised with respect to our equity incentive plan when developing the design of our proposed 2014 Stock Incentive Plan. While we believe that these steps will effectively align pay with performance, the compensation committee remains committed to continuing its dialogue with stockholders regarding compensation matters.

2013 Executive Compensation Program
Highlights of our 2013 executive compensation program include:

•
Long Term Incentives. Our practice has been to provide a significant portion of our executive compensation in the form of equity awards, both in the form of time and performance-based options and restricted stock units. In line with this practice, the NEOs who joined in 2013 received approximately 68% of their total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity awards) in the form of equity awards and a majority of these awards are subject to performance-based vesting conditions.

•
Compensation Packages for our New Executives. In line with our focus on long term and performance-based incentives, our compensation committee designed compensation packages for our new executives in 2013 in consultation with its independent compensation consultant that were heavily weighted towards performance-based compensation. The compensation committee also considered each candidate’s qualifications, current compensation package, and market data. Based on this review, Messrs. Hernandez’s and Frederick’s base salaries were set near the 50th percentile as compared to our peers ($650,000 and $425,000 respectively), and their compensation elements were heavily weighted towards compensation based on performance. Their annual incentive bonus targets were equal to 100% of their annual base salaries (with a maximum of 200% and 135%, respectively) and they received long term equity awards,

65% of which for each were granted in the form of options with performance-based vesting conditions. None of the new compensation packages included Section 280G or any other tax gross-ups.

•
Limited Base Salary Increases. In 2013, Mr. Duva was the only continuing NEO who received an increase in base salary. His increase was based on individual performance, time in his role, and the fact that his salary prior to the increase was below the 25th percentile of the 2013 Peer Group.

•	No Discretionary Bonuses. No discretionary bonuses were awarded in 2013 or 2012.

•	Programs to Retain and Attract Key Executives During a Transformative Year.

•
2013 Executive Bonus Programs. We invested to recruit, develop and retain executive management that we believe best positions Avid for long-term growth and stockholder value. As a part of this, we restructured our annual executive incentive program in 2013 (“2013 Annual Incentive Program”). Under the 2013 Annual Incentive Program, payouts required that certain free cash flow metrics were met and payouts, if any, depended on the amount of our bookings and achieving operational goals related to our strategic initiatives. The purpose of the program was to make sure that the executive team’s compensation opportunities were better aligned with value creation. In such a transitional year, we believe it was necessary to transform our company through a set of strategic, operational and cultural initiatives, ultimately designed to increase long term growth, profitability and cash flow thereby increasing stockholder value. Target amounts ranged from 35% to 100% for our NEOs and maximum payouts were generally set at 125% (other than for executives with different maximum payouts provided for in their employment agreements) as compared to the 200% maximum in 2012.

•
2013 Remediation Bonus Plan. We also implemented a retention bonus program designed to retain certain key executives and employees during our comprehensive restatement process. Payouts under this plan to our executives were conditioned on the completion of the restatement, as reflected in the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and compensation committee approval.

Good Governance in our Executive Compensation Programs and Practices

The following highlight examples of good corporate governance incorporated in our executive compensation programs.

•
Independent Compensation Consultant. The compensation committee engaged an outside, independent executive compensation consultant, Pearl Meyer & Partners ("PM&P"), to advise and counsel on key compensation decisions and actions during 2013 and 2012.

•
Significant Performance-Based Awards Balanced Over the Short-Term and Long-Term. Our compensation programs focus on pay-for-performance, and reward management for achievement of our annual performance goals, which are specifically designed to enhance stockholder value. Our program uses short-and long-term compensation arrangements, many of which are payable only if certain financial and individual business objectives are achieved.

•
No Guaranteed Bonuses, Limited Perquisites. We do not offer guaranteed bonuses, and we provide few fringe benefits. We do not offer company jets, car allowances, personal security (other than for travel, where appropriate), financial planning advice, tax preparation services or club memberships.

•
No Excise Tax Gross-Ups. Following the changes in our executive management in 2013, none of our NEOs is entitled to Internal Revenue Code Section 280G tax gross-ups or gross-ups for other compensation elements, including for deferred compensation, with the exception of a legacy gross-up for COBRA payments to one of our executives.

•
Double Trigger Change in Control Provisions. Each of the change in control severance agreements that we maintain with our NEOs provide for “double-trigger” payments or benefits, which means that change in control benefits are payable only in the event of a qualifying termination of employment within a specified period of time after a change in control.

•	No Option Repricing. Our 2005 Amended and Restated Stock Incentive Plan does not permit repricing of stock options or other equity awards without stockholder approval.

•	Annual Advisory Vote to Approve Executive Compensation. We seek to obtain an advisory approval of our executive compensation at each annual meeting of stockholders.

•
Appropriate Peer Group and Market Referencing. We utilize a group of peer companies that are appropriate from the perspectives of size (based on, among others revenue and market capitalization), industry and competitiveness in the labor market. We review and adjust our peer group annually and updated our peer group in 2013 to, among other things, ensure that our peer companies had revenues in the approximate range of 0.5 to 2 times that of Avid and a market capitalization in the range of approximately 0.25 to 4 times that of Avid at the time the compensation committee determined the group.

•
Risk Assessment. We have conducted a comprehensive risk assessment of our compensation programs and believe that our programs are structured in a manner to motivate strong performance with appropriate risk taking while discouraging excessive risk taking. The details of this risk assessment can be found in the section of this proxy statement under “Compensation Governance Matters - Compensation Risk Assessment.”

•
Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines, which further align the interests of our NEOs with our stockholders and encourage our NEOs to manage from an owner’s perspective.

COMPENSATION PHILOSOPHY AND OBJECTIVES

How We Determine NEO Compensation

The compensation committee oversees all our executive compensation programs and exercises discretion in taking compensation actions. Although 2013 deviated from our historical practice as to the timing of compensation decisions, we generally establish the performance targets for our NEOs at the beginning of each fiscal year based on our operating plan reviewed by our board of directors at that time. Our operating plan reflects what our management and board of directors believes we could achieve if we successfully execute our operational strategies and goals. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance reflecting growth by similarly situated peer companies. Our compensation decisions also reflect published industry survey and peer group data and account for the individual performance of each executive officer.
In 2013, as a result of the management transition and the accounting evaluation and restatement process, several of our NEO compensation decisions, including pay packages for Messrs. Hernandez and Frederick as well as our executive incentive bonus programs (including our 2013 Annual Incentive Program and Remediation Bonus Plan), were prepared outside of our typical annual pay setting time line. These decisions nevertheless were made based on the principles described above. In 2013, because of the restatement process, our targets were tied to both reaching certain financial targets as well as successfully completing predetermined strategic initiatives that we deemed crucial for the transformation of our company.
Role of Our Compensation Committee

Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program.. The compensation committee also approves compensation for the other NEOs. For 2013 and 2012, all members of the compensation committee were independent directors under NASDAQ’s listing standards.

Role of our CEO

Our CEO provides strategic direction for our company, including relating to compensation matters. During 2013, Mr. Hernandez met periodically with the compensation committee and compensation consultants to discuss changes to our NEO compensation programs, the 2013 Annual Incentive Program and Remediation Bonus Plan metrics, and make recommendations regarding the form and amount of any changes to the compensation opportunities for the other NEOs. Mr. Hernandez also met with the compensation committee to review the structure of our 2014 executive compensation programs and to evaluate the performance of the other NEOs who were still employed by us as officers at the end of 2013. The ultimate decisions in 2013 and 2012 regarding NEO compensation were, however, made by the compensation committee. Our CEO does not participate in our compensation committee’s deliberation or voting on his own compensation.
Role of our Independent Compensation Consultant

Each year our compensation committee engages an independent compensation consultant to advise the compensation committee on executive officer and board compensation. Since October 2009, our compensation committee has worked with PM&P as its independent compensation consultant. PM&P acts primarily as an advisor to our compensation committee, but may also work with management from time to time on matters presented by management to our compensation committee with the knowledge and consent of our compensation committee. Our compensation committee has the sole authority to engage and terminate its compensation consultant. Although the company and its management do not retain its own compensation consultant, Towers Watson, which previously served as our compensation committee’s independent compensation consultant, continues to assist us with valuations of previously granted performance-based equity awards with measures based on our company’s stock price.
The nature and scope of the assignments for PM&P for 2013 and 2012 executive compensation included:

•	reviewing our peer group to determine the appropriateness of its composition;

•	preparing executive compensation pay studies and competitive assessments to compare our executive compensation to our peer group and published industry survey data;

•	reviewing various compensation alternatives available for companies in the midst of a transformation; and

•	in connection with our executive officer change in control benefits, providing analysis with respect to the applicability of excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

The compensation committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to PM&P. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by PM&P.

Market Data and Peer Group Analysis

For purposes of comparing our executive compensation program with market practices, our compensation committee, with the assistance of its independent compensation consultant, reviews executive compensation from a peer group of publicly traded companies, which we refer to as the “Avid Peer Group.”
In 2013, our compensation committee made changes to the Avid Peer Group that was used in 2012 to ensure that the peers better reflected companies with similar product and service offerings to our own, while also seeking to maintain a similar size to Avid with respect to revenue, market capitalizations and number of employees. We eliminated companies from our peer group that had revenues in excess of twice that of Avid’s and market capitalization in excess of four times that of our market capitalization. The compensation committee also considers the growth profile of potential peer group companies and competitive considerations with regard to our business as well as recruiting and retention. During its annual review, the compensation committee seeks, to the extent practical, to maintain consistency in the peer group from year to year in the results of the benchmarking process. Our peer group for 2013 consisted of the following companies:

Dolby Laboratories, Inc.	Pegasystems Inc.	RealNetworks Inc.
Harmonic Inc.	Progress Software Corporation	Rovi Corporation
Imation Corp	Qlogic Corporation	Synaptics, Inc.
Mentor Graphics Corporation	Quantum Corporation	Verint Systems Inc.
National Instruments Corporation	RealD Inc.

In addition to reviewing the executive compensation practices of companies in the Avid Peer Group, our compensation committee, with the assistance of PM&P, also reviews executive compensation from published industry surveys including The Radford High Technology Executive Compensation Survey for purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”

Our compensation committee reviews the executive compensation practices of companies in the Avid Peer Group and published industry survey data to determine whether our executive officers’ base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity awards) are within a reasonably competitive range. Our compensation committee uses target percentiles from the Avid Peer Group and published industry survey data as one factor when setting NEO compensation, but also takes into account the experience, performance levels and potential performance levels of the executive officer, and changes in duties and responsibilities. Our compensation committee believes that if an executive officer makes contributions that enable the company to achieve performance that meets goals established by the compensation committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the compensation committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels - rather, they are used as a market reference.

ELEMENTS OF EXECUTIVE COMPENSATION

Compensation Elements

Our executive compensation program has the following elements:

Element	Description
Base Salary	Fixed annual cash amount based on competitive salary data
Annual Performance-Based Cash Bonuses	Variable annual cash payment based on the achievement of pre-established company goals designed to drive growth, improve profitability and cash flow and ultimately stockholder value.
Long-Term Equity Awards	Time-based and performance-based equity awards.
Other Benefits and Perquisites	Limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation package
Post-Employment Payments	Contingent in nature and payable only if a NEO’s employment is terminated as specified in employment agreements and offer letters.
Incentive Awards Designed to Address Turnaround Situations	To appropriately incentivize executives to complete a significant turnaround when other incentive programs may not properly address the retention concern.

Compensation Mix

In accordance with our pay for performance philosophy, the following chart illustrates the 2013 mix of pay for our direct compensation elements (base salary, target bonus, and annual long-term equity incentive pay) for our continuing NEOs, Messrs. Hernandez, Frederick, Gahagan, Rosica and Duva. A majority of their target compensation remains “at-risk.”

The percentage of long-term incentive pay attributed to each of Messrs. Hernandez, Frederick and Rosica in the chart above also reflects the initial hire equity awards granted to Messrs. Hernandez, Frederick and Rosica in fiscal 2013, and in total means that approximately 85% of Messrs. Hernandez and Frederick’s, and 67% of Mr. Rosica’s compensation remains at-risk. While this reflects initial hire grants, we intend to continue to tie a majority of executive compensation to performance. A description of the equity awards granted to Messrs. Hernandez, Frederick and Rosica is provided below under “Long Term Equity Incentive Compensation - Fiscal Year 2013.” No long term incentive grants are reflected for Messrs. Gahagan and Duva, since we suspended our annual equity grants in 2013 pending review of the circumstances surrounding the restatement and evaluation of our compensation programs in the context of the changes in our management. For grants made to Messrs. Gahagan and Duva in 2014 in respect of fiscal year 2013, please see “Long Term Equity Incentive Compensation - Fiscal Year 2014 Equity Incentive Compensation.”

ANALYSIS OF 2013 AND 2012 EXECUTIVE COMPENSATION DECISIONS AND ACTIONS

Base Salaries

Consistent with our compensation committee’s philosophy of tying executive compensation to our financial performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. Base salaries for our executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.
In 2013, Mr. Hernandez’s salary was set at $650,000, as compared to our former President and CEO’s base salary of $936,000 and Mr. Frederick’s base salary of $425,000 was in line with that of Mr. Sexton, our former Executive Vice President, Chief Financial Officer and Chief Administrative Officer. The only executive’s base salary that was changed in 2013 was that of Mr. Duva, who received an 8% increase based on individual performance, time in his role, and the fact that his salary prior to the increase was below the 25th percentile of the 2013 Peer Group.
In 2012, three of our 2012 NEOs, Messrs. Gahagan, Lawrence and Vedda, received base salary increases of 3% each. These increases were based on individual performance and time in role, and the fact that these officers’ base salaries were below the 50th percentile of the 2012 Avid Peer Group and the published industry survey data. Base salaries for our other 2012 NEOs were not increased for 2012.
Annual Performance-Based Cash Awards

Each year we adopt an executive bonus or incentive program that provides for cash incentive payments to our executive officers upon the achievement of certain performance objectives set forth in the plan. Our executive bonus or incentive plans are designed to provide an annual variable cash incentive to motivate participants to achieve company and individual performance objectives and to reward participants for their achievements when those objectives are met. Bonuses for the prior year, if any, are generally determined and paid out by March 15th of the subsequent year.
Fiscal Year 2013 Incentive Plans and Payouts

Due to the commencement of the accounting review in late February 2013, we delayed the implementation of an annual incentive program for 2013 and suspended our annual equity grants until we reviewed the circumstances surrounding the restatement and evaluated our compensation programs in the context of the changes in our management.

2013 Annual Incentive Program & Payouts. As a result of the ongoing financial restatement process in 2013, the compensation committee was not able to structure an annual incentive compensation program using the same financial metrics that had been used in prior years. Nevertheless, the compensation committee decided that it was important to structure an annual incentive program that provided management with challenging yet achievable metrics. In October 2013, with input from PM&P, the compensation committee established the 2013 Annual Incentive Program in which our executive officers were entitled to participate. Payouts under the 2013 Annual Incentive Program were contingent on the company achieving a free cash flow threshold of $(2.6) million, with free cash flow defined as operating cash flow (excluding restructuring, management change and certain one-time charges). Under the plan, payouts were to be funded at 50% of the total opportunity if the $(2.6) million free cash flow threshold was achieved, and at 100% if free cash flow met or exceeded $2.4 million. Upon meeting the free cash flow threshold, payouts were then tied to company performance as measured using the following metrics:

Levels	Bookings (weighted at 20%)(in millions)	Pro Forma Cost Savings from Strategic Initiatives (weighted at 60%) (in millions)	Non-Cost Related Strategic Initiatives (weighted at 20%)
Threshold	$506.0	$15.00	4 out of 10
Target	$520.0	$20.00	8 out of 10
Maximum	$530.0	In excess of $20.0	10 out of 10

Upon achievement of the thresholds, each executive officer would have been eligible to receive 50% of the portion of his or her target bonus relating to that metric. Upon the achievement of the targets, each executive officer would have been eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 125% for achievement in excess of the target results. Results that fell between the threshold and maximum were to be paid out on a linear basis between 50% and 125% of the portion of an executive officer’s target bonus relating to each metric. Since Messrs. Hernandez, Frederick and Gahagan’s employment agreements provided for maximum payouts of 200%, 135% and 135%, respectively, payouts in excess of the maximum of 125% under the program also required that the compensation committee assessed their individual performance. The compensation committee had the authority to determine a bonus payout for any participant that was less than the amount determined in accordance with the program and was not required to treat participants uniformly.

As described above, in early 2013 management commenced a number of strategic initiatives designed to transform the company by accelerating growth and improving long-term profitability. Considering the importance of this transformation for the company’s long term success and growth, management proposed that the strategic initiatives be incorporated as a part of the 2013 annual incentive plan. With input from PM&P, the compensation committee decided to include the achievement of both cost based and non-cost based strategic initiatives as components of the 2013 Annual Incentive Program. For the cost based strategic initiatives (weighted at 60%), the focus was on achieving pro forma cost savings through savings in indirect procurement, product profitability/cost refinement and service profitability. The ten non-cost based strategic initiatives (weighted at 20%) were deemed crucial for the long term success of the company and focused on improving (i) cultural and cross functional realignment, our internal communication strategy and the company’s mission, vision and values; (ii) revenue growth through improvements in deal shaping, sales forecasting, sales planning and product packaging; (iii) operational efficiency through improvement in product profitability and the company’s rewards systems; and (iv) customer and partner engagement through creating a relevant strategic messaging framework. Each of the ten non-cost based initiatives was given equal weighting and was to be assessed independently based on achievement. In addition, the bookings target for the year was weighted at 20%.

At the time our compensation committee approved the 2013 Annual Incentive Program, it believed each of the target levels was aggressive but achievable. Although the program was approved in October 2013, the bookings and pro forma cost savings targets were set based on the company’s annual operating plan established in the second half of the year, which coincided with the start of the company transformation. The operating plan targeted a 6% improvement in bookings for the last two quarters and at the time the plan was approved the company had to achieve at least a 10% increase in bookings during the last quarter of 2013 as compared to the same quarter in 2012 to meet the bookings target. The payout ranges between meeting threshold, target and maximums under the plan were also set narrowly. Furthermore, while we had started working on a number of the strategic initiatives tied to the bonus program, at the time the 2013 Annual Incentive Program was approved, achievement of these targets was by no means determined.

Free cash flow for 2013 (as calculated in accordance with the plan) was $6 million, which significantly exceeded the free cash flow target; as a result, the program was fully funded. Bookings for 2013 were $515 million or 82% of the bookings target, weighted at 20%. The cost based strategic initiatives generated pro forma cost savings of approximately $19.4 million or 94% of target, weighted at 60%. All of the ten non-cost related strategic initiatives were achieved, with an achievement of 125% of target, weighted at 20%. This resulted in payouts of 98% of target under the 2013 Annual Incentive Program.

The compensation committee did not exercise its discretion to make alterations to the amounts determined by the achievement levels of the metrics under the plan.

2013 Remediation Bonus Plan. In light of the challenges associated with the significant endeavor required to complete the restatement, our compensation committee, with input from PM&P, reviewed various compensation options available to help retain critical executive talent during the restatement process. Based on this analysis, in July 2013, our compensation committee approved a remediation bonus program (“2013 Remediation Bonus Plan”) and designated Messrs. Hernandez, Frederick and Duva as the NEOs participating in such plan, each with a potential payout equaling his target bonus. (Other employees critical to the restatement process were also eligible to participate in the plan.) The 2013 Remediation Bonus Plan provides that the NEO participants will receive individualized cash bonus payments equal to their annual bonus target upon the earlier of (i) the filing of our Annual Report on Form 10-K for the year ended December 31, 2012, (ii) immediately prior to a change in control of the company, or (iii) such date on or subsequent to March 31, 2014 as established at the discretion of our compensation committee. Payouts under the 2013 Remediation Bonus Plan to executive officer participants is subject to approval by the compensation committee. The plan also provides that a participant ceases to be eligible for a bonus payment upon ceasing to be an employee of the company.

With the filing of our Form 10-K for the fiscal year ended December 31, 2013, on September 12, 2014, the objectives for payouts under the 2013 Remediation Bonus Plan to our executive officers participating in the plan were met, and our compensation committee approved payouts to the executive officers, as described below. On September 14, 2014, the compensation committee authorized an amendment to the 2013 Remediation Bonus Plan, to increase the aggregate amount of payments to be made pursuant to the plan from $1.7 million to $2.0 million. This increase reflected the committee's determination that the restatement process was more complex and impacted more periods than anticipated upon original implementation of the 2013 Remediation Bonus Plan.

Payouts under 2013 Annual Incentive Program and 2013 Remediation Bonus Plan. Below are each 2013 NEO’s target and actual bonus payouts under the 2013 Annual Incentive Program, based on the 98% achievement of target, as well as payments pursuant to the 2013 Remediation Bonus Plan.

NEO	2013 Annual Incentive Payout Target	Target (% of base salary)	Actual 2013 Annual Incentive Payout	Remediation Bonus
Current NEOs
Louis Hernandez, Jr., President and CEO	$650,000	100%	$637,000	$650,000
John W. Frederick Executive Vice President, Chief Financial Officer and Chief Administrative Officer	$425,000	100%	$416,500	$550,000
Christopher C. Gahagan Sr. Vice President of Products and Technology	$412,000	100%	$403,760	__
Jeff Rosica Sr. Vice President of Worldwide Field Operations	$375,000	100%	$361,459	__
Jason A. Duva Vice President, General Counsel and Secretary	$130,000	50%	$127,400	$130,000
Former NEOs
Gary G. Greenfield Former President and CEO	$936,000	100%	N/A(1)	__
Kenneth A. Sexton Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	$400,000	100%	$163,333(2)	__
Glover H. Lawrence Former Vice President Corporate Development	$272,950	60%	$78,268(3)	__
1 Mr. Greenfield left the company in February 2013 and did not receive a payout under the 2013 annual incentive plan. In connection with the termination of his employment, under his employment agreement, Mr. Greenfield was entitled to receive, in lieu of a payout under the 2013 annual incentive plan, a payment equal to a pro-ration fraction times the greater of (a) his highest annual incentive bonus in the preceding two fiscal years and (b) his 2013 annual incentive target. This formula resulted in a termination payment of $1,123,200. See “Employment and Severance Agreements with our NEOs - Severance Agreements with and Severance Benefits Provided to our Former NEOs.”
2 Pursuant to his employment agreement, Mr. Sexton remained eligible for a pro-rated bonus payout under the 2013 Annual Incentive Program. See “Employment and Severance Agreements with our NEOs - Severance Agreements with and Severance Benefits Provided to our Former NEOs.” In accordance with the terms of his agreement, the compensation committee determined that such bonus be paid following the completion of the restatement and the filing of our Form 10-K for fiscal year ended December 31, 2013.
3 Pursuant to his employment agreement, Mr. Lawrence remained eligible for a pro-rated bonus payout under the 2013 Annual Incentive Program. In accordance with the terms of his agreement, the compensation committee determined that such bonus be paid following the completion of the restatement and the filing of our Form 10-K for fiscal year ended December 31, 2013.

Fiscal Year 2012 Executive Bonus Plan and Payouts

Executive Bonus Plan for 2012. Under the executive bonus plan for 2012, company performance accounted for 80% and individual performance accounted for 20% of the cash bonus target. Company performance was measured using two financial metrics: revenues and operating earnings. Operating earnings for purposes of the 2012 executive bonus plan is a non-GAAP measure and excludes the following from our reported operating loss: amortization of acquisition-related intangible assets, legal settlements and acquisition-related costs, stock-based compensation, restructuring costs, loss on sale of assets and bonus provision in excess of final calculation. These items were excluded from operating earnings because our compensation committee determined they do not reflect the operational aspects of our business. Operating earnings include any bonus payouts for officers and employees.

The two financial metrics were assigned equal weight to encourage both revenue growth and cost savings. In order for a NEO to receive any bonus payout, our company also had to achieve threshold results for each metric. Individual performance was to be measured using specific financial and non-financial metrics that each NEO could influence to drive the achievement of specific strategic and growth-oriented projects and goals. Each NEO’s individual performance was either partly or entirely based on one or more of the following: achievement by the company of a specified operating margin percentage, achievement by the company of a specified level of free cash flow, achievement by the company of a specified level of revenue, achievement by the company of a specified level of bookings, and key product deliveries.

When approving the executive bonus plan for 2012, our compensation committee believed each of the target levels was aggressive but achievable. Upon achievement of the threshold results, each NEO was eligible to receive 20% of the portion of his or her target bonus relating to that metric. If we had achieved our target results, each NEO would have been eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 200% for achievement in excess of the target results. Results that fell between the threshold and maximum would have been paid out on a linear basis between 20% and 200% of the portion of a NEO’s target bonus relating to each metric.

Our compensation committee had the authority to determine a bonus payout for any participant that was less than or more than the expected amount; provided, however, a participant’s actual bonus payout could not exceed two times his or her target bonus amount.

The plan also provided our compensation committee with the authority to adjust the calculation of the performance goals to the extent necessary to prevent reduction or enlargement of an executive’s actual bonus payout as a result of a corporate transaction or event in 2012. In line with this authority, the compensation committee adjusted the metrics following the dispositions of our consumer audio and video product lines in July 2012. The following table sets forth the company financial metrics that governed potential payouts under the executive bonus plan for 2012 for our NEOs after such adjustment.

Levels	Revenues (in millions)	Operating Earnings (in millions)
Threshold	$563.0	$15.0
Target	$625.5	$30.5
Maximum	$652.4	$37.1

Payouts under the Executive Bonus Plan for 2012. When determining if the financial metrics (both company and individual metrics) had been met for the executive bonus plan for 2012, the compensation committee, in accordance with the plan, used the company’s historical accounting models. Based on this calculation and as adjusted for currency exchanges, we achieved revenues of $577.5 million, resulting in a company performance payout of 38.6% with respect to the revenue metric. We did not achieve the threshold operating earnings metric, and thus there was no company performance payout for this metric.

Following are each 2012 NEO’s target and actual bonus payouts under the executive bonus plan for 2012 based on a company performance of 38.6% of target and individual performance as described in the footnotes below:

NEO	Payout Target	Target (% of based salary)	Actual 2012 Annual Incentive Payout
Current NEOs
Christopher C. Gahagan[1] Sr. Vice President of Products and Technology	$412,000	100%	$117,173
Jason A. Duva[2] Vice President, General Counsel and Secretary	$91,000	35%	$23,150
Former NEOs[3]
Gary G. Greenfield[4] Former President and CEO	$936,000	100%	$144,518
Kenneth A. Sexton[5] Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	$400,000	100%	$132,160
Kirk E. Arnold[4,6] Former Executive Vice President and Chief Operating Officer	$367,500	100%	$56,742
James M. Vedda[6,7] Former Senior Vice President of Worldwide Sales	$306,854	100%	$47,378
Glover H. Lawrence[8] Former Vice President Corporate Development	$163,770	100%	$58,032
1 Individual performance for Mr. Gahagan was measured based on the delivery of new product offerings by certain dates. Our compensation committee determined that Mr. Gahagan’s actual performance correlated to a 65% individual performance target achievement.
2 Individual performance for Mr. Duva was measured using two metrics (weighted equally), intellectual property monetization pipeline and intellectual property monetization revenue. Our compensation committee determined that Mr. Duva’s actual performance correlated to a 50% individualized performance target.
3 The employment and severance agreement of our former NEOs provide that the former NEOs remain eligible to receive a bonus payout under the executive bonus plan for 2012, which payment, if any, is to be made only if the company pays bonuses on account of 2012 to executives who remain employed with the company. See “Employment and Severance Agreements with our NEOs - Severance Agreements with and Severance Benefits Provided to our Former NEOs.” In accordance with their respective agreements and as determined by the compensation committee, such payments were made to Messrs. Lawrence and Vedda and Ms. Arnold and will be made to Messrs. Greenfield and Sexton following the completion of the restatement and the filing of our Form 10-K for fiscal year ended December 31, 2013.
4 Individual performance for Mr. Greenfield and Ms. Arnold was measured based on operating margin percentage, defined as non-GAAP operating income divided by revenue. The target for operating margin was 5.3% with a threshold of 2.3% and a maximum of 7.0%. Because of the company’s operating margin loss the threshold percentage was not achieved, resulting in no payout for this component.
5 Individual performance for Mr. Sexton was measured based 50% on both operating margin percentage and free cash flow, with free cash flow representing the increase in cash during the year. The target for operating margin was 5.3% with a threshold of 2.3% and a maximum of 7.0%. The target for free cash flow was $30.0 million with a threshold of $12.0 million and a maximum of $40.0 million. Actual currency adjusted cash flow for the year was $37.6 million resulting in a payout percentage of 176.5% for this component. As described above, the threshold percentage for operating margin was not achieved, resulting in no payout for this component and correlating to an individual performance target achievement of 88%.
6 Prorated to reflect termination dates in July 2012 and November 2012.
7 Individual performance for Mr. Vedda was measured using two financial metrics, bookings and revenue, with both financial metrics weighted equally. Our compensation committee compared actual bookings results for 2012 against predetermined threshold, target and maximum bookings levels to determine Mr. Vedda’s performance. Our compensation committee determined that our bookings and revenue results equated to a 0% individual performance target achievement with respect to these metrics.
8 Individual performance for Mr. Lawrence was measured based on his executing on certain strategic transactions and partnerships. Our compensation committee determined that Mr. Lawrence’s actual performance correlated to a 100% individual performance target achievement.

2014 Bonus Program

On March 10, 2014, our compensation committee adopted an annual incentive program for 2014. This incentive program provides for payment of incentive compensation based on the achievement of the following performance objectives and weightings: (1) EBITDA (which is a non-GAAP measure we define as net income or loss before interest, taxes, depreciation, stock-based compensation and amortization adjusted for certain charges including restructuring, restatement, and management change expenses as well as certain other one-time charges), at 50% weighting; (2) bookings, which is an operational metric we use to measure our business, at 30% weighting; and (3) free cash flow (which is a non-GAAP measure we define as operating cash flow less capital expenditures where operating cash flow excludes certain charges including restructuring, restatement and management change expenses as well as certain other one-time charges), at 20% weighting.

Given the progress of the business transformation that was initiated during 2013, as well as the progress of the restatement process in a manner that provided the compensation committee with more visibility regarding our expected financial performance, the compensation committee determined in 2014 to return to more traditional metrics, focusing on financial metrics that we use internally to measure our company’s performance, which we believe ultimately converts to improved stockholder value.

Each of the performance objectives has a threshold, target and maximum level of payment opportunity. The compensation committee set the maximum payment opportunity for each of our executive and other officers at 200% of the participant’s target opportunity. Failure to attain the threshold goal for each performance objective results in forfeiture of the associated opportunity. Payment in excess of 100% of a participant’s target bonus with respect to the EBITDA and free cash flow performance objectives can be made only if the threshold bookings performance objective has been met. In connection with establishing the incentive program for 2014, the compensation committee also adjusted the target bonus for Mr. Hernandez, our President and CEO, from 100% of his base salary to 125% of his base salary after taking into consideration competitive market data and our desired emphasis on “at risk” compensation. The actual payment amount under the incentive program for 2014 will be determined for each participating executive based on our results using three variables: (1) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary; (2) the compensation committee’s assessment and certification of our performance compared with the target for each of the above-referenced performance objectives, with any adjustments applied and (3) relative weightings for each performance objective.

Long-Term Equity Incentive Compensation
Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers. Generally, our compensation committee awards equity to our executive officers when they join our company or are promoted, in recognition of past performance and for retention purposes. The committee bases these awards on the executive officer’s job level, experience, the requirements and importance of the position, individual contributions, and retention, particularly during a challenging period as well as comparative to compensation data of similar roles based on peer group and published industry survey data. Our long-term incentive awards are generally a mix of time and performance-based options and restricted stock units. Our 2013 new hire grants emphasized performance through granting 65% of the long term incentive awards in the form of performance options or performance restricted stock units (with only a small portion of those awards being in the form of performance-based restricted stock units), 11% in the form of time-based options and 24% in the form of time-based restricted stock. Awards granted in 2012 were generally granted as 60% in the form of time-based options, 20% in the form of time-based restricted stock units and 20% in the form of performance-based restricted stock units.

Time-based equity awards typically vest over a three or four-year period, with 33 1/3% or 25%, respectively, of the award vesting on the first anniversary of the date of grant and the remaining 66 2/3% or 75%, respectively, vesting quarterly or monthly thereafter ending on the fourth anniversary of the date of grant.

The vesting of our performance-based equity awards is tied to a variety of metrics, including (i) prior to 2012, stock price, (ii) annual return on equity, or ROE, and (iii) operating margin. As of February 2012, in order to increase our executive officers’ focus on sustained profitability and the creation of long-term value for our stockholders, we started using operating margin and ROE targets when granting performance-based equity awards. Our compensation committee selected ROE and operating margin because they incorporate aspects of profitability, capital efficiency, and growth, all of which are critical to our long-term financial success. Failure to attain the minimum performance goals results in forfeiture of the shares applicable to the respective award opportunity. Our compensation committee also has discretion to reduce the amount payable or shares deliverable (including to zero) upon vesting of performance-based restricted stock awards.

We have determined operating margin by dividing our published non-GAAP operating profit by our published revenue for the applicable year, and ROE by dividing non-GAAP pre-tax income as published in our earnings releases by the average common stockholder equity during the same period. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, as discussed below, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available.

Fiscal Year 2013 Equity Incentive Compensation
Following the commencement of the accounting evaluation in late February 2013 and subsequent restatement, we suspended our annual, promotion and new hire grants pending further review of the circumstances surrounding the restatement and evaluation of our compensation programs in the context of the changes in our management in 2013. As a result, the only equity grants to NEOs made in 2013 were those made to Messrs. Hernandez, Frederick and Rosica in connection with them joining our company in the first quarter of 2013, as detailed below. In addition to the inherent performance component of long term option awards, the compensation committee further emphasized performance by granting a significant portion of the equity awards in the form of performance-based options.

	Time-Based[1]		Performance-Based[2]
NEO	Options	RSUs	Options	RSUs
Louis Hernandez, Jr. President and CEO	100,000	100,000	625,000	__
John W. Frederick, Executive Vice President, Chief Financial Officer and Chief Administrative Officer	65,000	65,000	400,000	__
Jeff Rosica, Sr. Vice President of Worldwide Field Operations	37,000	10,000	63,000	10,000

1 The time vested awards vest over four years, with the options awards granted to Messrs. Hernandez and Frederick vesting at a rate of 6.25% every three months from their hire dates, and the RSU awards granted to Messrs. Hernandez and Frederick and the option and RSU awards granted to Mr. Rosica vesting at a rate of 25% on the first anniversary of the grant date, and 6.25% every three months thereafter.
2 Messrs. Hernandez and Frederick: The performance-based options for Messrs. Hernandez and Frederick vest measured against a baseline ROE for the fiscal year ended December 31, 2012 as follows:

ROE Percentage Point Improvement in Calendar Year Compared to Baseline	Percentage of Options to Vest
14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%
0%	0%

As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. For fiscal years 2012 and 2013, our annual ROE was -22% and -16.7%, respectively. As a result, the portion vesting for performance-based options for Messrs. Hernandez and Frederick measured against the baseline ROE was 0%. However, for fiscal year 2013, ROE improvement was measured at +5.3%. Therefore, the portion vesting for performance-based options for Messrs. Hernandez and Frederick measured against ROE percentage point improvement was 30% for fiscal year 2013, or 187,500 and 120,000 options, respectively. Any performance-based options that have not vested at the end of the seventh calendar year will be forfeited.
Mr. Rosica: The performance-based options and restricted stock units granted to Mr. Rosica vest based on ROE and operating margin targets and expire in accordance with the terms for the 2012 performance-based equity grants described below. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. For fiscal year 2013, our annual operating margin was 11.4%. As a result, the portion vesting for performance-based options and RSUs for Mr. Rosica measured against annual operating margin was 100%, or 63,000 options and 10,000 RSUs.

Fiscal Year 2012 Equity Incentive Compensation
When our compensation committee conducted its annual review of executive compensation in the first quarter of 2012, our compensation committee reviewed the equity award practices of the 2012 Avid Peer Group and published survey data provided by its independent compensation consultant. Our compensation committee also reviewed the value of outstanding equity held by our executive officers and the performance-based vesting metrics used to date. After assessing this information, our compensation committee decided to replace the performance metric related to the company's stock price with a new company performance metric related to our company's operating margin, concluding that this metric was directly tied to the company's strategic objective of improving profitability and ultimately would drive our company's stock price. To determine the appropriate sizes for these equity awards, our compensation committee reviewed data from its independent compensation consultant based on the 50th percentile of the target annual long-term equity incentive values of the 2012 Avid Peer Group and published industry survey data. After reviewing this data and assessing the individual performance of each executive officer, our compensation committee approved the following equity incentive awards to our NEOs in February 2012:

	Time-Based[1]		Performance-Based[2]
NEO	Options	RSUs	Options	RSUs
Current NEOs[3]
Christopher C. Gahagan Sr. Vice President of Products and Technology	100,000	15,000	__	15,000
Jason A. Duva Vice President, General Counsel and Secretary	25,000	10,000	25,000	10,000
Former NEOs
Gary G. Greenfield[4] Former President and CEO	380,000	50,000	__	50,000
Kenneth A. Sexton[4] Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	120,000	20,000	__	20,000
Kirk E. Arnold[4] Former Executive Vice President and Chief Operating Officer	200,000	25,000	__	25,000
James M. Vedda[4] Former Senior Vice President of Worldwide Sales	50,000	10,000	__	10,000
Glover H. Lawrence[5] Former Vice President Corporate Development	30,000	3,750	__	3,750
1 The time-based options and the time-based restricted stock units vest over four years as follows: 25% on the first anniversary of the date of grant and the remaining 75% vest in equal 6.25% increments every three months thereafter ending on the fourth anniversary of the date of grant.
2 The performance-based equity awards vest as follows, provided that the vesting is determined based on the higher of the ROE or operating margin vesting percentage and is not cumulative. Vesting occurs if the targets are met in any year during the term of the award. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. For fiscal years 2012 and 2013, our annual ROE was -22% and -16.7%, and our annual operating margin was 15.7% and 11.4%, respectively. As a result, the number of shares vested based on 2012 performance was as follows: Mr. Gahagan (15,000 RSUs), Mr. Duva (10,000 RSUs and 25,000 options) and Mr. Lawrence (3,750 RSUs).

Annual ROE Target	Equity Award to Vest	Annual Operating Margin	Percentage of Equity Award to Vest
15%	100%	10%	100%
13%	84%	7.5%	66.66%
11%	68%	5%	33.33%
9%	52%
7%	36%
5%	20%

3 Any performance-based options that have not vested by the seventh anniversary of the grant date and any performance-based restricted stock awards that have not vested as of the date the board makes its determination as to the performance targets for 2022 will be forfeited.
4 Other than as accelerated pursuant to the former NEO’s employment agreements, any unvested equity awards were forfeited in connection with the departure of our former NEOs. Any vested options were canceled if not exercised within 12 months from the executive’s departure date.
5 Mr. Lawrence’s employment agreement provided that in connection with a termination occurring after December 31, but prior to the determination of whether any performance-based equity awards have vested such awards shall not be forfeited before the vesting determination has been made. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. For fiscal year 2012, our annual operating margin was 15.7%. As a result, the portion vesting for performance-based options for Mr. Lawrence measured against annual operating margin was 100%, or 3,750 RSUs.

When our compensation committee conducted its annual review of executive compensation in the first quarter of 2012, the committee modified the vesting of a small number of performance-based equity awards, two of which were made to two of our NEOs for 2012, Ms. Arnold and Mr. Gahagan, covering a total of 45,000 and 100,000 shares respectively. Our compensation committee revised the vesting terms to provide that the underlying shares that previously were to vest based solely on stock price would also be eligible to vest based on the achievement of annual ROE targets as set forth above.

Fiscal Year 2014 Equity Incentive Compensation
In 2014, following our review of the circumstances surrounding the restatement and evaluation of our compensation programs in the context of the changes in our management in 2013, and considering the importance to our company of retaining and motivating management and key employees during our ongoing transformation, our compensation committee determined to reinstitute regular equity incentive grants. The table below shows the option grants made to our NEOs in May 2014. A portion of the options granted in 2014 reflect the fact that no annual equity awards were granted in 2013. These grants are referred to in the table below as the “2013 Catch-up Options”).

NEO	2014 Options[1]	2013 Catch-up Options[1]
Louis Hernandez, Jr., President and CEO	348,750	__
John W. Frederick, Executive Vice President, Chief Financial Officer and Chief Administrative Officer	210,000	__
Christopher C. Gahagan, Sr. Vice President of Products and Technology	180,000	180,000
Jeff Rosica, Sr. Vice President of Worldwide Field Operations	180,000	__
Jason A. Duva, Vice President, General Counsel and Secretary	105,000	105,000
1 The stock options have seven-year terms and were granted with an exercise price equal to the higher of (i) the closing price of our common stock on the date of the option grant, and (ii) the closing price of our common stock on a “Measuring Date,” which is the date the grant would have been made if not for the suspension of annual and new hire grants described above. Based on this, the exercise price for (a) the 2013 Catch-up options was set at $7.82 per share (the closing price on the Measuring Date, which was February 12, 2013), and (b) all other options was set at $7.40 per share (the closing price on May 14, 2014). Vesting of the options is conditioned on remaining employed by us until we have an effective registration statement covering the shares underlying these options (the “Effective Date”). Thereafter, the percentage of the options that may be exercised will be determined based on the following schedule (again, subject to being employed by us until the later of the Effective Date or the scheduled vesting date): 33 1/3% on the first anniversary of the Measuring Date and 8.33% for each three-month period thereafter.

Severance and Change in Control Benefits

Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. Our compensation committee believes the severance and change in control benefits offered are appropriate to properly incentivize the executive during a change in control process and also considering the time it is expected to take an executive officer to find alternative employment. Our company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the company and non-competition and non-solicitation provisions as a condition to receiving severance or change in control benefits. Our compensation committee believes these arrangements also protect stockholder interests by enhancing executive officers’ focus during a potential or actual change in control by providing incentives to executive officers to remain with the company despite uncertainties about their future role at the company while a transaction is under consideration or pending.

Provided to our Current Executive Officers

When we hired Messrs. Hernandez and Frederick on February 11, 2013, our compensation committee negotiated severance terms as part of their employment agreement that the compensation committee believed to be in line with market practices. None of the new compensation packages included any obligation to pay tax gross-ups for severance or other payments. For more details of the severance terms provided to Messrs. Hernandez and Frederick and our other current executive officers, see “Employment and Severance Agreements with our NEOs - Employment Agreement and Offer Letters with Current NEOs” and “Compensation Tables - Severance Benefits.”

Provided to our Former Executive Officers

Our former NEOs, including Messrs. Greenfield, Sexton, Vedda, and Lawrence and Ms. Arnold, were paid severance in accordance with their employment agreements as described in more detail below in the caption “Employment and Severance Agreements with our NEOs - Severance Agreements with and Severance Benefits Provided to our Former NEOs.”

Other Benefits and Perquisites

In general, benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with the hiring of executive officers, we have from time to time reimbursed our executive officers for reasonable expenses associated with relocation and associated tax payments and paid sign-on bonuses. We believe these benefits were necessary in order to attract these individuals to join our company and are consistent with market practices.

The only benefits available exclusively to our current executive officers or to certain of our current NEOs are certain lodging and commuting costs for Mr. Frederick, as described under “Compensation Tables” Following the executive changes in 2013, none of our current NEOs is entitled to tax gross-up payments for payments and benefits provided to them, with the exception of a legacy gross-up for COBRA payments to one of our executives. We do not provide our executive officers with car allowances, financial planning advice, tax preparation services, club memberships or any other personal benefit perquisites. Furthermore, other than under extraordinary circumstances, such as, among others, the security of our executive officers during business trips, we do not offer our executives personal security, and we do not provide our executive officers with access to company jets for personal travel.

Our executive officers are entitled to four weeks’ vacation, other than Mr. Hernandez who is entitled to six weeks, and are eligible to participate in all of our U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 20 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee’s annual salary, resulting in a maximum company match of 3% of the participating employee’s annual salary, subject to certain additional statutory age-based dollar limitations. Our employee stock purchase plan allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of the applicable offering period. However, as of March 14, 2013 we suspended participation in our employee stock purchase plan as a result of the restatement of our financial statements and our delays in financial reporting.

Non-Qualified Deferred Compensation

Historically, our executive officers, along with our U.S.-based vice presidents and members of our board of directors, were eligible to participate in a non-qualified deferred compensation plan, which we established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director’s fees, as applicable. As of December 31, 2013, we had an obligation of $1.3 million under the plan. None of our NEOs participated in our non-qualified deferred compensation plan in 2012 or 2013. Also, in 2013, due to the restatement process, we did not offer any of our employees or directors the opportunity to participate in the deferred compensation plan for 2014.

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs for services rendered during 2013, 2012 and 2011. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2) (10)	Option Awards (3) (10)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Current NEOs
Louis Hernandez, Jr.(6) President and Chief Executive Officer	2013	$562,500	$435,000	$786,000	$2,418,624	$637,000	$389,890	$5,229,014
John W. Frederick (6) Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2013	$367,788	$150,000	$510,900	$1,551,232	$416,500	$166,531	$3,162,951
Christopher C. Gahagan Senior Vice President of Products and Solutions	2013	$412,000	—	—	—	$403,760	$1,393	$817,153
	2012	$412,000	—	$351,000	$609,840	$117,173	$1,393	$1,491,406
	2011	$400,000	—	$946,475	—	$186,192	$1,170	$1,533,837
Jeff Rosica (6)	2013	$360,577	—	$153,000	$327,574	$361,459	$274,420	$1,477,030
Senior Vice President of Worldwide Field Operations
Jason A. Duva (7)	2013	$259,538	—	—	—	$127,400	$8,203	$395,141
Vice President, General Counsel and Corporate Secretary	2012	$240,000	—	$234,000	$262,450	$23,150	$7,964	$767,564
Former NEOs
Gary G. Greenfield	2013	$129,600	—	—	—	—	$2,297,712	$2,427,312
Former Chairman, President and Chief Executive Officer	2012	$936,000	—	$1,170,000	$1,979,952	$144,518	$16,902	$4,247,372
	2011	$936,000	—	$3,507,525	—	$398,248	$13,154	$4,854,927
Kenneth A. Sexton	2013	$132,308	—	—	—	—	$814,563	$946,871
Former Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2012	$400,000	—	$468,000	$625,248	$132,160	$172,903	$1,798,311
	2011	$400,000	—	$1,670,250	—	$158,192	$171,784	$2,400,226
Kirk E. Arnold (8) Former Executive Vice President and Chief Operating Officer	2012	$382,846	—	$585,000	$1,082,041	$56,742	$730,285	$2,836,914
	2011	$630,000	—	$2,950,775	—	$268,051	$9,144	$3,857,970
Glover H. Lawrence (9) Former Vice President of Corporate Development	2013	$140,674	—	—	—	—	$410,728	$551,402
	2012	$272,950	—	$87,750	$156,312	$58,032	$8,171	$583,215
	2011	$265,000	—	$167,025	$167,025	$79,500	$7,647	$686,197
James M. Vedda (8) Former Senior Vice President of Worldwide Sales	2012	$312,813	—	$234,000	$260,520	$47,378	$376,130	$1,230,841
	2011	$295,000	—	$333,725	$562,482	$129,840	$1,780	$1,322,827

1 Bonus: The amounts shown reflect a sign-on bonus for Messrs. Hernandez and Frederick.
2 Stock Awards: These amounts do not reflect actual value realized by the NEO. These amounts represent the aggregate grant date fair value of stock awards, all of which were calculated in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation-Stock Compensation. This column was prepared assuming none of the awards will be forfeited. The amounts were calculated as described in Note M, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. A portion of the shares underlying each stock award reflected in this column vests over time and the balance of such shares vests pursuant to a performance-based schedule tied to (i) both our stock price and our annual return on equity, (ii) annual return on equity or operating margin, or (iii) improvement in annual return on equity (please see the tables below “Outstanding Grants at 2013 and 2012 Fiscal Year End” for details on the performance vesting. The fair value of the shares underlying a stock award that vests based on time was calculated based on their intrinsic value at the time of grant. The fair value of the shares underlying a stock award that vests based on a performance basis tied to our profitability was calculated based on their intrinsic value at the time of grant. The fair value of the shares underlying a stock award that vests pursuant to a performance-based schedule tied to our stock price, or our annual return on equity was calculated using both a Monte Carlo simulation and the intrinsic value and the higher valuation was used. The amounts reflected above represent the maximum fair value of the performance-based portion of such awards as of the date of grant, assuming payout were to occur based on the achievement of maximum performance.
3 Option Awards: These amounts do not reflect actual value realized by the NEO. These amounts represent the aggregate grant date fair value of options granted as well as the incremental fair value of certain options previously granted to Mr. Gahagan and Ms. Arnold that were modified in 2012, all of which were calculated in accordance with FASB ASC Topic 718. The incremental fair values for the options that were modified were as follows: Mr. Gahagan $88,800 and Ms. Arnold: $39,961. These options, which originally were to vest solely based on our stock price, were modified to also vest based on the achievement of annual return on equity targets. For a summary of the vesting of the modified options, see footnote 13 to the table entitled “Outstanding Options as of December 31, 2012” . This column was prepared assuming none of the options will be forfeited. The amounts were calculated as described in Note M, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. A portion of the shares underlying each option award reflected in this column vests over time and the balance of such shares vests pursuant to a performance-based schedule tied to (i) both our stock price and our annual return on equity, (ii) annual return on equity or operating margin, or (iii) annual return on equity. The fair value of the shares underlying an option award that vest based on time was calculated using the Black-Scholes option pricing model. The fair value of the shares underlying an option award that vest pursuant to a performance-based schedule tied to our stock price was calculated using a Monte Carlo simulation. The fair value of the shares underlying an option award that vest pursuant to a performance-based schedule tied to our stock price and the other performance metrics was calculated using both a Monte Carlo simulation and the Black-Scholes option pricing model and the higher valuation was used. In all cases, the amounts reflected above represent the maximum fair value of the performance-based portion of such options as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the options that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base year amount.
4 Non-equity Incentive Plan Compensation: These amounts were paid pursuant to the terms of our executive bonus plans for 2013, 2012 and 2011. For a summary of how bonuses were calculated under these bonus plans, see “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Annual Performance -Based Cash Awards.”
5 All Other Compensation: Includes the following for each of the NEOs:

Name	Year	Relocation Benefit(a)	Reimbursement for Taxes(b)	Lodging(c)	Commuter Allowance(d)	Company Match on 401(k)	Imputed Income for Group Term Life Insurance	Other(e)
Current NEOs
Louis Hernandez, Jr.	2013	$365,000	—	—	—	$4,500	$1,719	$18,671
John W. Frederick	2013	$50,000	—	$51,708	$63,000	—	$1,823	—
Christopher C. Gahagan	2013	—	—	—	—	—	$1,393	—
	2012	—	—	—	—	—	$1,393	—
	2011	—	—	—	—	—	$1,170	—
Jeff Rosica	2013	$173,131	$99,474	—	—	—	$1,815	—
Jason A. Duva	2013	—	—	—	—	$7,650	$553	—
	2012	—	—	—	—	$7,500	$464	—
Former NEOs
Gary G. Greenfield	2013	—	—	—	—	$1,296	$1,627	$2,294,789
	2012	—	—	—	—	$7,500	$9,402	—
	2011	—	—	—	—	$7,350	$3,354	$2,450
Kenneth A. Sexton	2013	—	$5,383	$20,595	$24,000	$3,969	$1,489	$759,127
	2012	—	$21,733	$67,800	$72,000	$7,500	$3,870	—
	2011	—	$24,820	$62,050	$72,000	$7,350	$3,483	$2,081
Kirk E. Arnold	2012	—	—	—	—	$7,286	$2,055	$720,944
	2011	—	—	—	—	$7,350	$1,794	—
Glover H. Lawrence	2013	—	—	—	—	$4,220	$498	$406,010
	2012	—	—	—	—	$7,286	$885	—
	2011	—	—	—	—	$7,071	$576	—
James M. Vedda	2012	—	—	—	—	$7,500	$1,020	$367,610
	2011	—	—	—	—	$825	$955	—

(a) Pursuant to their employment agreements or offer letters, Messrs. Hernandez, Frederick and Rosica each received a one-time relocation bonus of $365,000, $50,000 and $173,131, respectively when they joined our company in early 2013.
(b) These amounts represent tax reimbursements that Mr. Rosica received in connection with his relocation expense reimbursement and Mr. Sexton received in connection with his lodging expense reimbursement.
(c) Pursuant to the terms of Mr. Frederick’s employment agreement, Mr. Frederick is entitled to an annual allowance of $62,050 for the purpose of obtaining and maintaining a residence in the Greater Boston area. Mr. Sexton’s agreement also provided for reimbursement of lodging expenses.

(d) Pursuant to the terms of Mr. Frederick’s employment agreement, Mr. Frederick is entitled to a monthly allowance for travel and living expenses of $6,000. Mr. Sexton was also under his employment agreement paid an allowance of $6,000 per month for commuting expenses incurred traveling to and from his home in Ohio and our company's office locations.
(e) Mr. Hernandez: This represents payment to Mr. Hernandez as an outside director until his appointment as President and CEO in February 2013 in the amount of $18,671. Payments to Mr. Hernandez as an outside director for 2012 and 2011 are detailed under “Director Compensation.”
Mr. Greenfield: In connection with Mr. Greenfield’s departure in February 2013, he received severance payments in accordance with the terms of his employment agreement as follows: (i) $1,014,000 as 13 month continued base salary, (ii) $1,123,200 as separation bonus, (iii) $30,000 as continued benefit payout; and (iv) $108,000 for accrued unpaid vacation. Following his departure and until May 2013, he continued to serve on our board of directors and received fees in the total amount of $19,589 as an outside director.
Mr. Sexton: In connection with Mr. Sexton’s departure in April 2013, he received severance payments in accordance with the terms of his employment agreement as follows: (i) $433,333 as 13 month continued base salary, (ii) $30,000 as continued benefit payout; (iii) $38,461 for accrued unpaid vacation, and (iv) $15,000 in the value of outplacement services. In addition, in accordance with his employment and severance agreements, he remained eligible to receive a pro-rated bonus payout of $163,333 under the executive bonus plan for 2013. In accordance with the agreements and as determined by the compensation committee, such payments were made to Mr. Sexton following the completion of the restatement and the filing of our Form 10-K for fiscal year ended December 31, 2013. In addition, he received $79,000 as fees for consulting services provided following his departure through September 2013 in accordance with his separation agreement.
Mr. Lawrence: In connection with Mr. Lawrence’s departure in June 2013, he received severance payments in accordance with the terms of his employment agreement as follows: (i) $272,950 as 12 month continued base salary, (ii) $19,159 as continued benefit payout; (iii) $25,632 for accrued unpaid vacation, and (iv) $10,000 in the value of outplacement services. In addition, in accordance with his employment agreement, he remained eligible to receive a pro-rated bonus payout of $78,268 under the executive bonus plan for 2013. In accordance with the agreements and as determined by the compensation committee, such payments were made to Mr. Lawrence following the completion of the restatement and the filing of our Form 10-K for fiscal year ended December 31, 2013.
Ms. Arnold: In connection with Ms. Arnold’s departure in July 2012, she received severance payments in accordance with the terms of her employment agreement as follows: (i) $630,000 as 12 month continued base salary , (ii) $ 30,367 as continued benefit payout; and (iii) $60,077 for accrued unpaid vacation.
Mr. Vedda: In connection with Mr. Vedda’s departure in November 2012, he received severance payments in accordance with the terms of his employment agreement as follows: (i) $334,750 continued 12 month base salary, (ii) $1,437 as continued benefit payout; and (iii) $31,423 for accrued unpaid vacation.
2011: The payments in 2011 represent the amount we paid for annual physicals for each executive officer.
6 Messrs. Hernandez and Frederick joined our company in February 2013, and Mr. Rosica joined our company in January 2013.
7 Mr. Duva was not a NEO for fiscal year 2011.
8 Ms. Arnold’s employment with the company ended on August 1, 2012, and Mr. Vedda’s November 2012.
9 Mr. Lawrence left the company in June 2013.
10 Mr. Greenfield: In connection with Mr. Greenfield’s departure from the company in 2013, time-based equity awards that would have vested within 13 months from his departure were accelerated, and all other time-based equity awards and unvested performance equity awards were forfeited effective February 11, 2013.
Mr. Sexton: In connection with Mr. Sexton’s departure from the company in 2013, time-based equity awards that would have vested within 13 months from his departure were accelerated, and all other time-based equity awards and unvested performance equity awards were forfeited effective April 22, 2013.
Ms. Arnold: In connection with Ms. Arnold’s departure from the company in 2012, time-based equity awards that would have vested within 12 months from her departure were accelerated, all other time-based equity awards and unvested performance equity awards were forfeited effective August 1, 2012.
Mr. Vedda: In connection with Mr. Vedda’s departure from the company in 2012, time-based equity awards that would have vested within 12 months from his departure were accelerated, all other time-based equity awards and unvested performance equity awards were forfeited effective November 30, 2012.
Mr. Lawrence: In connection with Mr. Lawrence’s departure from the company in 2013, time-based equity awards that would have vested within 12 months from his departure were accelerated, and all other time-based equity awards were forfeited effective June 27, 2013. All performance-based equity awards remained outstanding until a vesting determination had been made with respect to those. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available.

Grants of Plan Based Awards for Fiscal Years 2013 and 2012

The following table sets forth information regarding all plan-based awards granted to our NEOs during the fiscal years ended December 31, 2013 and 2012. All equity awards to our NEOs in 2013 and 2012 were granted under our Amended and Restated 2005 Stock Incentive Plan and are also reported in the table entitled Outstanding Equity Awards at 2013 Fiscal Year-End. For additional information regarding the equity and non-equity incentive plan awards, please refer to the “Annual Performance-Based Cash Awards” and “Long-Term Equity Incentive Compensation” sections under “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions.”

Granted in 2013

Name	Grant Date	Approval Date	Estimated Potential Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Total Fair Value of Stock and Option Awards (9)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Current NEOs
Louis Hernandez, Jr.	N/A		$130,000	$650,000	$1,300,000
	2/11/2013	2/11/2013					625,000(3)				$7.87	$2,089,324
	2/11/2013	2/11/2013							100,000(6)			$786,000
	2/11/2013	2/11/2013								100,000(7)	$7.87	$329,300
John W. Frederick	N/A		$85,000	$425,000	$573,750
	2/11/2013	2/11/2013					400,000(3)				$7.87	$1,337,167
	2/11/2013	2/11/2013							65,000(6)			$510,900
	2/11/2013	2/11/2013								65,000(7)	$7.87	$214,065
Christopher C. Gahagan	N/A		$82,400	$412,000	$556,200
Jeff Rosica	N/A		$75,000	$375,000	$468,750
	1/7/2013	1/7/2013					10,000(4)					$76,500
	1/7/2013	1/7/2013							10,000(6)			$76,500
	1/7/2013	1/7/2013					63,000(5)				$7.66	$207,505
	1/7/2013	1/7/2013								37,000(8)	$7.66	$120,069
Jason A. Duva	N/A		$26,000	$130,000	$162,500
Former NEOs(10)
Gary G. Greenfield			—	—	—
Kenneth A. Sexton			—	—	—
Glover H. Lawrence			—	—	—

(1) For 2013, these awards represent estimated potential payouts under our Annual Incentive Program for 2013. Bonus awards under this plan are determined as the result of formulae contained in the plan, which are described in detail under “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Annual Performance-Based Cash Awards.”
(2) The awards indicated in this column vest based on a performance-based schedule tied to both our annual return on equity and operating margin. There are no threshold or maximum future payouts under these incentive plan awards. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(3) The shares subject to this option vest on a performance-based schedule tied to our annual return on equity. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(4) The restricted stock units vest on a performance-based schedule tied to both our annual return on equity and operating margin. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(5) The shares subject to this option vest on a performance-based schedule tied to both our annual return on equity and operating margin. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(6) The restricted stock units vest on a time-based schedule as follows: 25% of the shares vest on the first anniversary of the grant and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date.
(7) The shares subject to this time-based option vest over four years as follows: 6.25% installments every quarter following the grant date ending on the fourth anniversary of the grant date.

(8) The shares subject to this time-based option vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal 6.25% installments every quarter thereafter.
(9) These amounts do not reflect actual value realized by the NEO. These amounts represent the aggregate grant date fair value of restricted stock units and options granted to our NEOs in 2013, as computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions underlying the value of these awards, see Note A, “Business and Summary of Significant Accounting Policies-Accounting for Stock-Based Compensation,” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(10) Messrs. Greenfield, Sexton and Lawrence had departed the Company at the time the 2013 Annual Incentive Program was approved. All bonus payments made to them in connection with their departure are described in footnote 5 to the Summary Compensation Table.

Granted in 2012

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(5)	All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Total Fair Value of Stock and Option Awards(7)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Current NEOs	N/A
Christopher C. Gahagan	N/A		$82,400	$412,000	$824,000
	2/24/2012	2/24/2012					15,000(3)					$175,500
	2/24/2012	2/24/2012							15,000			$175,500
	2/24/2012	2/24/2012								100,000		$521,040
Jason A. Duva	N/A		$52,000	$91,000	$182,000
	2/24/2012	2/24/2012					10,000(3)					$117,000
	2/24/2012	2/24/2012					25,000(4)					$132,190
	2/24/2012	2/24/2012							10,000			$117,000
	2/24/2012	2/24/2012								25,000		$130,260
Former NEOs(8)
Gary G. Greenfield	N/A		$187,200	$936,000	$1,872,000
	2/24/2012	2/24/2012					50,000(3)					$585,000
	2/24/2012	2/24/2012							50,000			$585,000
	2/24/2012	2/24/2012								380,000		$1,979,952
Kenneth A. Sexton	N/A		$80,000	$400,000	$800,000
	2/24/2012	2/24/2012					20,000(3)					$234,000
	2/24/2012	2/24/2012							20,000			$234,000
	2/24/2012	2/24/2012								120,000		$625,248
Kirk E. Arnold	N/A		$126,000	$630,000	$1,260,000
	2/24/2012	2/24/2012					25,000(3)					$292,500
	2/24/2012	2/24/2012							25,000			$292,500
	2/24/2012	2/24/2012								200,000		$1,042,080
James M. Vedda	N/A		$65,000	$325,000	$650,000
	2/24/2012	2/24/2012					10,000(3)					$117,000
	2/24/2012	2/24/2012							10,000			$117,000
	2/24/2012	2/24/2012								50,000		$260,520
Glover H. Lawrence	N/A		$54,590	$272,950	$545,900
	2/24/2012	2/24/2012					3,750(3)					$43,875
	2/24/2012	2/24/2012							3,750			$43,875
	2/24/2012	2/24/2012								30,000		$156,312
(1) For 2012, these awards represent estimated potential payouts under our executive bonus plan for 2012. Bonus awards under this plan are determined as the result of formulae contained in the plan, which are described in detail in the “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Annual Performance-Based Cash Awards.”
(2) The awards indicated in this column vest based on a performance-based schedule tied to both our annual return on equity and operating margin. There are no threshold or maximum future payouts under these incentive plan awards. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(3) These restricted stock units vest pursuant to a performance-based schedule tied to both our annual return on equity and operating margin. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(4) The shares subject to this option vest on a performance-based schedule tied to both our annual return on equity and operating margin. For a summary of the vesting schedule and the performance results for fiscal years 2012 and 2013, see the Long-Term Equity Incentive Compensation-Performance-Based Awards section of our Compensation Discussion and Analysis.
(5) These restricted stock units vest on a time-based schedule as follows: 25% of the shares vest on the first anniversary of the grant and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date.
(6) The shares subject to this time-based option vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal 6.25% installments every quarter thereafter.
(7) These amounts do not reflect actual value realized by the NEO or any incremental value of option modifications (see footnote 3 to the Summary Compensation Table for detail on the incremental value of option modifications). These amounts represent the aggregate grant date fair value of restricted stock units and options granted to our NEOs in 2012, as computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions underlying the value of these awards, see Note M, “Capital Stock,” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(8) Upon the executive’s departure from the company, all unvested equity awards that were not accelerated pursuant to employment or severance agreements were forfeited, other than with respect to Mr. Lawrence, whose performance-based equity awards remained outstanding until a vesting determination had been made with respect to those. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. All vested options that were not exercised within 12 months (and within 13 months with respect to Messrs. Greenfield and Sexton) from the executive’s departure were canceled.

Outstanding Equity Awards at 2013 and 2012 Fiscal Year End
The following tables set forth information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2013 and as of December 31, 2012.
Outstanding Option Awards as of December 31, 2013

Name	Number of Securities Underlying Unexercised Options-Exercisable	Number of Securities Underlying Unexercised Options-Unexercisable (2)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options(3)	Option Exercise Price	Option Expiration Date
Current NEOs
Louis Hernandez, Jr.	10,000(4)			$24.59	2/27/2018
	7,000 (4)			$14.15	5/28/2016
	7,000(4)			$14.69	5/4/2017
	3,000(4)			$16.5	6/10/2018
	3,000(4)			$7.22	5/15/2019
	18,750	81,250(5)	625,000(12)	$7.87	2/11/2020
John W. Frederick	12,188	52,812(6)	400,000(12)	$7.87	2/11/2020
Christopher C. Gahagan	50,000		150,000(13)	$12.84	7/21/2016
	43,750	56,250(7)		$11.71	2/24/2019
Jeff Rosica		37,000(8)	63,000(14)	$7.66	1/7/2020
Jason A. Duva	3,500			$25.46	12/17/2017
	4,000			$13.41	6/15/2016
	3,208	292(9)		$17.04	4/15/2017
	4,000	2,000(10)		$22.05	4/1/2018
	10,938	14,062(11)	25,000(14)	$11.71	2/24/2019
Former NEOs(1)
Gary G. Greenfield	100,000			$25.42	3/11/2014
	150,000			$13.99	3/11/2014
	190,000			$11.71	3/11/2014
Kenneth A. Sexton	50,000			$26.15	5/22/2014
	75,000			$13.99	5/22/2014
	60,000			$11.71	5/22/2014
Glover H. Lawrence	10,000			$23.10	6/27/2014
	20,000			$13.99	6/27/2014
	16,875			$11.71	6/27/2014
			20,000(15)	$23.10	8/25/2015
			15,000(16)	$23.10	8/25/2015

(1) Mr. Greenfield: Mr. Greenfield's employment terminated on February 11, 2013. Pursuant to the terms of his executive employment agreement, Mr. Greenfield received an additional 13 months vesting on all time-based unvested restricted stock units that he held as of February 11, 2013. All other unvested options that he held were forfeited and any vested unexercised options expired 13 months from his termination date.
Mr. Sexton: Mr. Sexton's employment terminated on April 22, 2013. Pursuant to the terms of his executive employment agreement, Mr. Sexton received an additional 13 months vesting on all time-based unvested options that he held as of April 22, 2013. All other unvested options that he held were forfeited and any vested unexercised options expired 13 months from this termination date.
Mr. Lawrence: Mr. Lawrence's employment terminated on June 26, 2013. Pursuant to the terms of his executive employment agreement, Mr. Lawrence received an additional 12 months vesting on all time-based unvested options that he held as of June 26, 2013. Mr. Lawrence’s performance-based equity awards remained outstanding until a vesting determination had been made with respect to those. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. All other unvested options that he held were forfeited and any vested unexercised options expired 12 months from his termination date.
(2) Unvested time-based options vest in full with respect to Messrs. Hernandez, Frederick and Gahagan, and as to 25% with respect to Messrs. Rosica and Duva if, within twelve months following a change-in-control of our company, the NEO's employment is terminated by us without cause or with respect to Messrs. Hernandez, Frederick and Gahagan, they terminate their employment with us for good reason.
(3) The options reported in this column are performance-based options. These options are distinguished from the other options in this table because they will vest only if the performance goals are achieved and will be otherwise forfeited. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available.
(4) These options granted to Mr. Hernandez were granted during his term as an outside director.
(5) The shares subject to this option vest in equal quarterly installments of 6,250 shares beginning on May 11, 2013. The most recent installment vested on May 11, 2014 and the last installment vests on February 11, 2017.
(6) The shares subject to this option vest in equal quarterly installments of 4,062 shares beginning on May 11, 2013. The most recent installment vested on May 11, 2014 and the last installment vests on February 11, 2017.
(7) The shares subject to this option vest in equal quarterly installments of 6,250 shares. The most recent installment vested on May 24, 2014 and the last installment vests on February 24, 2016.
(8) The shares subject to this option vest as follows: 25% of the shares vested on January 7, 2014 and the remaining 75% vest in equal installments of 6.25% shares every quarter thereafter. The most recent installment vested on July 7, 2014 and the last installment vests on January 7, 2017.
(9) The shares subject to this option vest in equal monthly installments of 73 shares. The last installment vested on April 15, 2014.
(10) The shares subject to this option vest in equal monthly installments of 125 shares. The most recent installment vested on July 1, 2014 and the last installment vests on April 1, 2015.
(11) The shares subject to this option vest in equal quarterly installments of 1,562 shares. The most recent installment vested on May 24, 2014 and the last installment vests on February 24, 2016.
(12) The shares subject to this option vest on a performance-based schedule tied to our annual return on equity compared to a 2012 baseline as follows:

ROE Percentage Point Improvement in Calendar Year Compared to Baseline	Percentage of Options to Vest
14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%
0%	0%

(13)The shares subject to this option vest on a performance-based schedule based on annual return on equity targets and stock price targets as follows:
(a) the vesting of 33 1/3% of the shares underlying the options is tied to a stock price of $35 per share or achievement of the below ROE targets, 33 1/3% is tied to a stock price of $50 per share or achievement of the below ROE targets,

ROE Percentage Point Improvement in Calendar Year	% of ROE Shares To Vest
$35 / $50
15%	100%
13%	84%
11%	68%
9%	52%
7%	36%
5%	20%

(b) the vesting of 33 1/3% of the shares underlying the options is tied to a stock price of $101.68 per share or achievement of the below ROE targets over a September 30, 2007 baseline.

ROE % Point Improvement Compared to Baseline	% of ROE Shares To Vest
$101.68
14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%

(14) The shares subject to this option vest on a performance-based schedule tied to both our annual return on equity and operating margin as follows

ROE Percentage Point Improvement in Calendar Year	Equity Award to Vest	Annual Operating Margin	Percentage of Equity Award to Vest
15%	100%	10%	100%
13%	84%	7.5%	66.66%
11%	68%	5%	33.33%
9%	52%
7%	36%
5%	20%

(15) The shares subject to this option vest on a performance-based schedule based on annual return on equity targets and stock price targets as follows: the vesting of 50% of the shares underlying the options is tied to a stock price of $50.84 per share or achievement of the ROE targets, 50% is tied to a stock price of $76.26 per share or achievement of the ROE targets.

ROE Percentage Point Improvement in Calendar Year ($50.84)	Percentage of Equity Award to Vest	ROE Percentage Point Improvement in Calendar Year ($76.26)
10%	100%	15%
8.75%	75%	13.75%
7.50%	50%	12.50%
6.25%	35%	11.25%
5%	20%	10%

(16) The shares subject to this option vest based on a stock price of $101.68 per share or achievement of the ROE targets over a September 30, 2007 baseline described in footnote 13(b) above.

Outstanding Option Awards as of December 31, 2012

Name (1)	Number of Securities Underlying Unexercised Options—Exercisable	Number of Securities Underlying Unexercised Options—Unexercisable(1)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date
Current NEOs
Christopher C. Gahagan	40,625	9,375(3)		$12.84	7/21/2016
			150,000(11)	$12.84	7/21/2016
		100,000(4)		$11.71	2/24/2019
Jason A. Duva	3,500			$25.46	12/17/2017
	3,500	500(5)		$13.41	6/15/2016
	2,333	1,167(6)		$17.04	4/15/2017
	2,500	3,500(7)		$22.05	4/1/2018
		25,000 (4)		$11.71	2/24/2019
			25,000(12)	$11.71	2/24/2019
Former NEOs
Gary G. Greenfield	100,000			$25.42	12/19/2014
			300,000(13)	$25.42	12/19/2014
			325,000(14)	$25.42	12/19/2014
	103,125	46,875(8)		$13.99	3/2/2017
		380,000(4)		$11.71	2/24/2019
Kenneth A. Sexton	50,000			$26.15	1/28/2015
			100,000(13)	$26.15	1/28/2015
			110,000(14)	$26.15	1/28/2015
	51,563	23,437(8)		$13.99	3/2/2017
		120,000(4)		$11.71	2/24/2019
Kirk E. Arnold(9)	35,000			$20.98	8/1/2013
	22,500			$12.84	8/1/2013
	83,333			$13.99	8/1/2013
	62,500			$11.71	8/1/2013
James M. Vedda(10)	18,906			$19.08	11/30/2013
	21,875			$11.71	11/30/2013
Glover H. Lawrence	10,000			$23.10	8/25/2015
			20,000(15)	$23.10	8/25/2015
			15,000(14)	$23.10	8/25/2015
	13,750	6,250(8)		$13.99	3/2/2017
		30,000(4)		$11.71	2/24/2019

(1) Unvested time-based options vest in full with respect to Messrs. Greenfield, Gahagan, Sexton and Lawrence, and as to 25% with respect to Mr. Duva, if within twelve months following a change-in-control of our company, the NEO’s employment is terminated by us without cause or with respect to Messrs. Greenfield, Gahagan, Sexton and Lawrence, they terminate their employment with us for good reason.
(2) The options reported in this column are performance-based options. These options are distinguished from the other options in this table because they will vest only if the performance goals are achieved and will be otherwise forfeited.
(3) The shares subject to this option vest in equal installments of 3,125 shares every three months. The most recent installment vested on December 21, 2012 and the last installment vests on July 21, 2013.
(4) The shares vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date.
(5) The shares subject to this option vest 2.083% each month. The most recent installment vested on December 15, 2012 and the last installment vests on June 15, 2013.

(6) The shares subject to this option vest 2.083% each month. The most recent installment vested on December 15, 2012 and the last installment vests on April 15, 2014.
(7) The shares subject to this option vest 2.083% each month. The most recent installment vested on December 1, 2012 and the last installment vests on April 1, 2015.
(8) The shares subject to this option vest 2.083% each month. The most recent installment vested on December 2, 2012 and the last installment vests on March 2, 2014.
(9) Ms. Arnold's employment terminated on August 1, 2012. Pursuant to the terms of her executive employment agreement, Ms. Arnold received an additional one-year vesting on all time-based unvested equity awards that she held as of August 1, 2012. All other unvested equity awards that she held were forfeited and any vested unexercised options expired 12 months from her termination date.
(10) Mr. Vedda's employment terminated on November 30, 2012. Pursuant to the terms of his executive employment agreement, Mr. Vedda received an additional one-year vesting on all time-based unvested equity awards that he held as of November 30, 2012. All other unvested equity awards that he held were forfeited and any vested unexercised options expired 12 months from his termination date.
(11) The shares subject to this option vest on a performance- based schedule tied to both our stock price and our annual return on equity. See footnote 13 to the table “Outstanding Option Awards as of December 31, 2013.”
(12) The shares subject to this option vest on a performance- based schedule tied to both our stock price and our annual return on equity. See footnote 14 to the table “Outstanding Option Awards as of December 31, 2013.”
(13) The shares subject to this option vest on a performance- based schedule tied to both our stock price and our annual return on equity. See footnote 15 to the table “Outstanding Option Awards as of December 31, 2013.”
(14) The shares subject to this option vest on a performance- based schedule tied to both our stock price and our annual return on equity. See footnote 16 to the table “Outstanding Option Awards as of December 31, 2013.”

Outstanding Stock Awards as of December 31, 2013

Name	Number of Shares or Units of Stock that Have Not Vested(2)(4)	Market Value of Shares or Units of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Current NEOs
Louis Hernandez, Jr.	100,000	$814,000	—	—
John W. Frederick	65,000	$529,100	—	—
Christopher C. Gahagan	15,077	$122,727	36,250(6)	$295,075
Jeff Rosica	10,000	$81,400	10,000(7)	$81,400
Jason A. Duva	5,625	$45,788	10,000(7)	$81,400
Former NEOs (1)
Gary G. Greenfield	—	—	—	—
Kenneth A. Sexton	—	—	—	—
Glover H. Lawrence	—	—	21,250(8)	$172,975
(1) Mr. Greenfield: Mr. Greenfield's employment terminated on February 11, 2013. Pursuant to the terms of his executive employment agreement, Mr. Greenfield received an additional 13 months vesting on all time-based unvested restricted stock units that he held as of February 11, 2013. All other unvested restricted stock units that he held were forfeited.
Mr. Sexton: Mr. Sexton's employment terminated on April 22, 2013. Pursuant to the terms of his executive employment agreement, Mr. Sexton received an additional 13 months vesting on all time-based unvested restricted stock units that he held as of April 22, 2013. All other unvested restricted stock units that he held were forfeited.
Mr. Lawrence: Mr. Lawrence's employment terminated on June 26, 2013. Pursuant to the terms of his executive employment agreement, Mr. Lawrence received an additional 12 months vesting on all time-based unvested restricted stock units that he held as of June 26, 2013. Mr. Lawrence’s performance-based equity awards remained outstanding until a vesting determination has been made with respect to those. All performance-based equity awards remained outstanding until a vesting determination had been made with respect to those. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available. All other unvested restricted stock units that he held were forfeited.
(2) Unvested restricted stock and restricted stock units vest in full with respect to Messrs. Hernandez, Frederick and Gahagan, and as to 25% with respect to Messrs. Rosica and Duva if, within 12 months following a change-in-control of our company, such NEO is terminated by us without cause or if such NEO terminates his or her employment with us for good reason.
(3) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $8.15, the closing price of our common stock on NASDAQ on December 30, 2013.
(4) The shares vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date.
(5) The restricted stock units reported in this column are performance-based RSUs. These RSUs are distinguished from the other RSUs in this table because they will vest only if the performance goals are achieved and will be otherwise forfeited. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available.
(6) 15,000 of these restricted stock unit awards vest based on the performance criteria described in footnote 14 to the table “Options outstanding as of December 31, 2013,” and 21,250 vesting based on the performance criteria described in footnote 13(a) to the table “Outstanding Option Awards as of December 31, 2013.”

(7) These restricted stock unit awards vest based on the performance criteria described in footnote 14 to the table “Outstanding Option Awards as of December 31, 2013.”
(8) 17,500 of these restricted stock unit awards vest based on the performance criteria described in footnote 13(a) to the table “Options outstanding as of December 31, 2013,” and 3,750 vesting based on the performance criteria described in footnote 14 to the table “Outstanding Option Awards as of December 31, 2013.”

Outstanding Stock Awards as of December 31, 2012

Name	Number of Shares or Units of Stock that Have Not Vested(1)(3)	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Current NEOs
Christopher C. Gahagan	34,453	$261,154	36,250(7)	$274,775
Jason a. Duva	10,000	$75,800	10,000(8)	$75,800
Former NEOs
Gary G. Greenfield	94,296	$714,764	203,750(9)	$1,544,425
Kenneth A. Sexton	41,094	$311,493	82,500(10)	$625,350
Kirk E. Arnold (5)	—	—	—	—
James M. Vedda (6)	—	—	—	—
Glover H. Lawrence	7,969	$60,405	21,250(11)	$161,075

(1) Unvested restricted stock and restricted stock units vest in full if, within 12 months following a change-in-control of our company, such NEO is terminated by us without cause or if such NEO terminates his or her employment with us for good reason.
(2) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $7.58, the closing price of our common stock on NASDAQ on December 31, 2012.
(3) The shares vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal installments of 6.25% every three months thereafter ending on the fourth anniversary of the grant date.
(4) The restricted stock units reported in this column are performance-based RSUs. These RSUs are distinguished from the other RSUs in this table because they will vest only if the performance goals are achieved and will be otherwise forfeited. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available.
(5) Ms. Arnold's employment terminated on August 1, 2012. Pursuant to the terms of her executive employment agreement, Ms. Arnold received an additional one-year vesting on all time-based unvested restricted stock units that she held as of August 1, 2012. All other unvested equity awards that she held were forfeited.
(6) Mr. Vedda's employment terminated on November 30, 2012. Pursuant to the terms of his executive employment agreement, Mr. Vedda received an additional one-year vesting on all time-based unvested restricted stock units that he held as of November 30, 2012. All other unvested equity awards that he held were forfeited.
(7) See footnote 6 to the table “Outstanding Stock Awards as of December 31, 2013.”
(8) See footnote 7 to the table “Outstanding Stock Awards as of December 31, 2013.”
(9) 153,750 of these restricted stock unit awards vest based on the performance criteria described in footnote 13(a) to the table “Outstanding Option Awards as of December 31, 2013,” and 50,000 vest based on the performance criteria described in footnote 14 to the table “Outstanding Option Awards as of December 31, 2013.”
(10) 62,500 of these restricted stock unit awards vest based on the performance criteria described in footnote 13(a) to the table “Outstanding Option Awards as of December 31, 2013,” and 20,000 vest based on the performance criteria described in footnote 14 to the table “Outstanding Option Awards as of December 31, 2013.”
(11) See footnote 8 to the table “Outstanding Stock Awards as of December 31, 2013.”

Option Exercises and Stock Vested in Fiscal Years 2013 and 2012
The following tables set forth the number of restricted stock awards that vested for our NEOs in 2013 and 2012 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock awards. As a result of the delay in publishing our financial statements for fiscal years 2012 and 2013, the compensation committee did not make initial vesting determinations for fiscal years 2012 and 2013. However, with the filing of our Form 10-K for fiscal year ended December 31, 2013 on September 12, 2014, the compensation committee made fiscal years 2012 and 2013 vesting determinations on September 14, 2014 given the financial statements for those fiscal years were now available.
None of our NEOs exercised options in 2013 or 2012.

Restricted Stock Awards That Vested in 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Current NEOs
Louis Hernandez, Jr.(1)	6,000	$41,640
John W. Frederick	—	—
Christopher C. Gahagan(2)	19,376	$132,497
Jeff Rosica	—	—
Jason A. Duva(3)	4,375	$32,094
Former NEOs
Gary G. Greenfield(4)	49,610	$389,439
Kenneth A. Sexton(5)	24,063	$162,050
Glover H. Lawrence(6)	4,923	$32,755
(1) These shares were granted to Mr. Hernandez during his tenure as an outside director.
(2) This amount represents the total number of shares that vested; however, the company withheld 6,569 shares to satisfy minimum tax withholding obligations, so only 12,807 shares were issued.
(3) This amount represents the total number of shares that vested; however, the company withheld 1,543 shares to satisfy minimum tax withholding obligations, so only 2,832 shares were issued.
(4) This amount represents the total number of shares that vested; however, the company withheld 16,151 shares to satisfy minimum tax withholding obligations, so only 33,459 shares were issued. Of this amount 49,610 shares were accelerated as of Mr. Greenfield’s termination date.
(5) This amount represents the total number of shares that vested; however, the company withheld 8,087 shares to satisfy minimum tax withholding obligations, so only 15,976 shares were issued. Of this amount 16,719 shares were accelerated as of Mr. Sexton’s termination date.
(6) This amount represents the total number of shares that vested; however, the company withheld 1,658 shares to satisfy minimum tax withholding obligations, so only 3,265 shares were issued. Of this amount 2,813 shares were accelerated as of Mr. Lawrence’s termination date.

Restricted Stock Awards That Vested in 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Current NEOs
Christopher C. Gahagan (1)	16,797	$148,728
Jason A. Duva (2)	375	$3,941
Former NEOs
Gary G. Greenfield (3)	34,454	$344,934
Kenneth A. Sexton (4)	19,531	$195,196
Kirk E. Arnold (5)	52,266	$492,749
James M. Vedda (6)	8,751	$65,634
Glover H. Lawrence (7)	4,531	$44,225
(1) This amount represents the total number of shares that vested; however, the company withheld 5,488 shares to satisfy minimum tax withholding obligations, so only 11,309 shares were issued.
(2) This amount represents the total number of shares that vested; however, the company withheld 134 shares to satisfy minimum tax withholding obligations, so only 241 shares were issued.
(3) This amount represents the total number of shares that vested; however, the company withheld 10,908 shares to satisfy minimum tax withholding obligations, so only 23,546 shares were issued.
(4) This amount represents the total number of shares that vested; however, the company withheld 5,214 shares to satisfy minimum tax withholding obligations, so only 14,317 shares were issued.
(5) This amount represents the total number of shares that vested; however, the company withheld 16,638 shares to satisfy minimum tax withholding obligations, so only 35,628 shares were issued. Of this amount 26,875 shares were accelerated as of Ms. Arnold’s termination date.
(6) This amount represents the total number of shares that vested; however, the company withheld 2,858 shares to satisfy minimum tax withholding obligations, so only 5,893 shares were issued. Of this amount 6,563 shares were accelerated as of Mr. Vedda’s termination date.
(7) This amount represents the total number of shares that vested; however, the company withheld 1,511 shares to satisfy minimum tax withholding obligations, so only 3,020 shares were issued.

Severance Benefits
Potential Payments Upon Termination Other Than Following a Change in Control
The following table sets forth the estimated benefits that each of our NEOs, who remained employed by the Company as of December 31, 2013, would be entitled to receive upon termination of his or her employment with our company (other than a termination following a change in control of our company) if our company terminated the NEO’s employment without cause or the NEO terminated his or her employment for good reason, as provided for in his or her executive employment agreement. These disclosed amounts assume that the NEO’s employment terminated on December 31, 2013. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that they become eligible for payment following their termination. In order for a NEO to be eligible to receive any of the payments and benefits detailed in the below table, he or she must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Other(4)	Total
Louis Hernandez, Jr.	$1,300,000	$7,000	$152,625	$38,206	$1,497,831
John W. Frederick	$850,000	$4,550	$99,210	$38,353	$992,113
Christopher C. Gahagan	$824,000	—	$55,328	$25,287	$904,615
Jeff Rosica	$375,000	—	—	$13,984	$388,984
Jason A. Duva	$130,000	—	—	$6,973	$136,973

(1) For Messrs. Hernandez, Frederick, and Gahagan this amount reflects the sum of (i) annual base salary in effect on the date of termination and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor (assuming the plan payout factor is 100%) and prorated for the number of months that the executive officer was actually employed by our company. For Messrs. Rosica and Duva, this amount represents 12 and 6 months annual base salary, respectively, in effect on the date of termination. Payments to Messrs. Hernandez and Frederick are to be made in a lump sum, and payment in respect of base salary to the other NEOs shall be made following the company’s payroll practices.
(2) Messrs. Hernandez, Frederick, and Gahagan were entitled to one-year acceleration of vesting with respect to time-based options that they held on their assumed termination date, December 31, 2013. For Mr. Gahagan, no value is reflected in this column because the closing price of our common stock on NASDAQ on December 31, 2013, $8.15, was below the exercise prices of his options.
(3) Messrs. Hernandez, Frederick and Gahagan were entitled to one-year acceleration of vesting with respect to time-based restricted stock and restricted stock units that they held on their assumed termination date, December 31, 2013. This amount equals the number of shares of restricted stock units that would have vested during the period beginning January 1, 2013 and ending December 31, 2013 multiplied by $8.15, representing the closing price of our common stock on NASDAQ on December 31, 2013 less $0.01 per share.
(4) Includes (i) $15,000 for outplacement services for Messrs. Hernandez, Frederick, and Gahagan and (ii) medical benefits continuation for each NEOs as follows, 12 months for each of Mr. Hernandez: $23,206, Mr. Frederick: $23,353, Mr. Gahagan: $10,287, Mr. Rosica: $13,984, and six months for Mr. Duva: $6,973. Messrs. Hernandez and Frederick’s medical benefits equal 167% of the company’s portion of such coverage.

Potential Payments Upon Termination Following a Change in Control

The following table sets forth the estimated benefits that each of our NEO who remained employed by the Company as of December 31, 2013 would be entitled to receive if his or her employment were terminated by us without cause or if he or she terminates his or her employment with us for good reason within 12 months after a change in control of our company, as provided for in his or her executive employment agreement or offer letter. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change in control of our company were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change in control of our company occurred on December 31, 2013 and the NEO’s employment was immediately terminated. In order for a NEO to be eligible to receive any of the below payments and benefits, he or she must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Estimated Tax Gross Up	Other(4)	Total
Louis Hernandez, Jr.	$2,600,000	$197,750	$814,000	—	$49,809	$3,661,559
John W. Frederick	$1,700,000	$126,787	$529,100	—	$50,029	$2,405,916
Christopher C. Gahagan	$1,236,000	—	$417,802	—	$40,769	$1,694,571
Jeff Rosica	$562,500	$12,500	$40,700	—	$13,984	$629,684
Jason A. Duva	$260,000	—	$31,797	—	$6,973	$298,770

(1) For Messrs. Hernandez, and Frederick this amount reflects the sum of (i) 18 months annual base salary in effect on the date of termination and (ii) 2.5 target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor (assuming the plan payout factor is 100%) and prorated for the number of months that the executive officer was actually employed by our company. For Mr. Gahagan this amount reflects the sum of (i) 18 months annual base salary in effect on the date of termination and (ii) 1.5 target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor (assuming the plan payout factor is 100%) and prorated for the number of months that the executive officer was actually employed by our company. For Messrs. Rosica and Duva, this amount represents 18 and 12 months annual base salary, respectively, in effect on the date of termination. Payments to Messrs. Hernandez and Frederick are to be made in a lump sum, and payment in respect of base salary to the other NEOs shall be made following the company’s payroll practices.
(2) Messrs. Hernandez, Frederick, and Gahagan were entitled to full acceleration of vesting with respect to time-based options and Messrs. Duva and Rosica were entitled to acceleration of 25% of unvested equity awards that they held on their assumed termination date, December 31, 2013. For Messrs. Gahagan and Duva no value is reflected in this column because the closing price of our common stock on NASDAQ on December 31, 2013, $8.15, was below the respective exercise prices of their options.
(3) Messrs. Hernandez, Frederick and Gahagan were entitled to full acceleration of vesting with respect to time-based restricted stock and restricted stock units that they held on their assumed termination date, December 31, 2013. Messrs. Duva and Rosica were entitled to acceleration of 25% of unvested equity awards on the assumed termination date, December 31, 2013. This amount equals the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $8.15, representing the closing price of our common stock on NASDAQ on December 31, 2013 less $0.01 per share.
(4) Includes (i) $15,000 for outplacement services for Messrs. Hernandez, Frederick, and Gahagan and (ii) medical benefits continuation for each NEOs as follows, 18 months for each of Mr. Hernandez: $34,809, Mr. Frederick: $35,209, and Mr. Gahagan: $25,769, 12 months for Mr. Rosica $13,984, and six months for Mr. Duva $6,973. Messrs. Hernandez, Frederick and Gahagan’s medical benefits equals 167% of the company’s portion of such coverage.

Potential Payments Upon Termination Due to Death or Disability

Upon termination of employment due to death or disability, each NEO or his or her estate would be entitled to receive an amount equal to his or her annual base salary in effect on the date of death or disability and an additional 12 months of vesting on all time-based unvested options, restricted stock and restricted stock units. Upon death or disability, each of the following NEOs who remained employed by the company as of December 31, 2013 or his estate would be entitled to receive the following amounts: Mr. Hernandez: $809,625, Mr. Frederick: $528,760, and Mr. Gahagan: $467,328. These amounts represent the following for each of the NEOs: (i) his or her annual base salary in effect on the date of death or disability (Mr. Hernandez: $650,000, Mr. Frederick: $ 425,000, and Mr. Gahagan: $412,000) plus (ii) the aggregate amount set forth in the second and third columns of the table above entitled Estimated Current Value of Severance Benefits, found in the section above entitled Potential Payments Upon Termination Other Than Following a Change in Control representing the value to the NEO of 12 months of acceleration of time-based unvested options, restricted stock and restricted stock units. In order for a NEO or his beneficiaries to be eligible to receive any of the above payments and benefits, the NEO or his beneficiaries must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments.

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH OUR NEOs

Employment Agreement and Offer Letters with Current NEOs

Mr. Hernandez’s Employment Agreement

Our board of directors appointed Mr. Hernandez as our President and CEO on February 11, 2013 in connection with the departure of our former President and CEO. In connection with his appointment, Mr. Hernandez and the company entered into an employment agreement.

Term. The agreement has a term of five years and will automatically renew for one-year periods so long as neither the company nor Mr. Hernandez provides 180 days’ prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change in control of the company or a potential change in control of the company occurring within 12 months prior to the end of the then-current term.

Base Salary and Bonus. Mr. Hernandez’s initial annual base salary was set at $650,000 with an annual target cash bonus of at least 100% of his annual base salary (up to a maximum of 200% of annual base salary). In addition, as part of his negotiated compensation package, Mr. Hernandez was paid a one-time signing bonus of $435,000 and a relocation bonus of $365,000 for relocation and transition expenses. The agreement provided that Mr. Hernandez would have had to repay the signing bonus to the company in full in the event that he had been terminated for cause or resigned without good reason prior to February 11, 2014. In February 2014, the compensation committee increased Mr. Hernandez’s base salary to $700,000 and in March 2014, the compensation committee adjusted his target cash bonus for 2014 to 125% of his base salary and his maximum bonus amount for 2014 to two times the target bonus.

Long-Term Incentive Equity Awards. Mr. Hernandez’s employment agreement also includes the following long-term incentive equity awards:

•	An initial stock option grant of 100,000 options (grant date valuation of approximately $0.3 million) with time-based vesting over four years in 6.25% installments every three months;

•
An initial restricted stock unit grant of 100,000 shares of our common stock (grant date valuation of $0.8 million) with time-based vesting, with 25% on the first anniversary of the date of grant and 6.25% vesting every three months thereafter; and

•
An initial stock option grant of 625,000 options (grant date valuation of approximately $2.1 million), vesting based upon improvement in the company’s Return on Equity, or ROE, in calendar year periods, commencing with calendar year 2013 compared to the baseline set for December 31, 2012.

Other Benefits. Mr. Hernandez is entitled to the use of our corporate apartment near our offices in California for business related purposes.

Severance. The agreement provides that if Mr. Hernandez’s employment is terminated by the company without cause or by him for good reason other than in connection with a change in control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in a lump sum), (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the company’s portion of the executive’s COBRA premiums for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by the Mr. Hernandez will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12-month period following the date of termination. Mr. Hernandez will also generally be entitled to exercise any options for up to12 months after the termination of his employment.

The agreement also provides that if Mr. Hernandez’s employment is terminated by the company without cause or by him for good reason within 12 months after a change in control of the company or during a potential change in control period, Mr. Hernandez will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (paid in a lump sum), (ii) a bonus equal to 2.5 times plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the company’s portion of the executive’s COBRA premiums for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Hernandez will vest in full, and Mr. Hernandez will generally be entitled to exercise any options for up to 18 months after the termination of his employment. In the event of his death or disability, Mr. Hernandez will be entitled to 12 months’ base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12-month period following the date of termination. In addition, Mr. Hernandez would be eligible for a pro-rated portion of any performance-based vesting awards that have not vested, determined based on the company’s actual performance through the end of the performance period. The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.

Non-compete: Mr. Hernandez is subject to a non-competition obligation extending for either one or 1.5 years after the termination of Mr. Hernandez’s employment, depending upon the circumstances of his termination.

Mr. Frederick’s Employment Agreement

In connection with Mr. Frederick’s appointment as our Chief of Staff in February 2013, Mr. Frederick and the company entered into an employment agreement, which was updated in April 2013 to reflect his new duties as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer.

Term. The agreement has a term of five years and will automatically renew for one-year periods so long as neither the company nor Mr. Frederick provides 180 days’ prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change in control of the company or a potential change in control of the company occurring within 12 months prior to the end of the then-current term.

Base Salary and Bonus. Mr. Frederick’s initial annual base salary was set at $425,000 with an annual target cash bonus of at least 100% of his annual base salary (up to a maximum of 135% of annual base salary). In addition, as part of his negotiated compensation package, Mr. Frederick was paid a one-time signing bonus in lieu of reimbursement of relocation expenses of $200,000. The agreement provided that Mr. Frederick would have had to repay the signing bonus to the company in full in the event that he had been terminated for cause or resigned without good reason prior to February 11, 2014. In March 2014, the compensation committee adjusted Mr. Frederick’s maximum cash bonus for 2014 to two times the target bonus.

Long-Term Incentive Equity Awards. Mr. Frederick’s employment agreement also includes the following long-term incentive equity awards:

•	An initial stock option grant of 65,000 options (grant date valuation of approximately $0.2 million) with time-based vesting over four years in 6.25% installments every three months;

•
An initial restricted stock unit grant of 65,000 shares of Avid common stock (grant date valuation of $0.5 million) with time-based vesting, with 25% on the first anniversary of the date of grant and 6.25% vesting every three months thereafter; and

•
An initial stock option grant of 400,000 options (grant date valuation of approximately $1.3 million), vesting based upon improvement in the company's Return on Equity, or ROE, in calendar year periods, commencing with calendar year 2013 compared to the baseline set for December 31, 2012.

Other Benefits. Mr. Frederick is entitled to an annual travel and housing allowance of up to $134,050 subject to normal tax withholding.

Severance. The agreement provides that if Mr. Frederick’s employment is terminated by the company without cause or by the executive for good reason other than in connection with a change in control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in a lump sum), (ii) a bonus equal to 100% plus a pro-rated percentage (based on days elapsed in the current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the company’s portion of the executive’s COBRA premiums for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by the Mr. Frederick will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12-month period following the date of termination. Mr. Frederick will also generally be entitled to exercise any options for twelve months after the termination of his employment.

The agreement also provides that if Mr. Frederick’s employment is terminated by the company without cause or by him for good reason within 12 months after a change in control of the company or during a potential change in control period, Mr. Frederick will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (in a lump sum), (ii) a bonus equal to 2.5 times plus a pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the company’s portion of the executive’s COBRA premiums for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Frederick will vest in full, and Mr. Frederick will generally be entitled to exercise any options for up to 18 months after the termination of his employment. In the event of his death or disability, Mr. Frederick will be entitled to 12 months’ base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12-month period following the date of termination. In addition, Mr. Frederick would be eligible for a pro-rated portion of any performance-based vesting awards that have not vested, determined based on the company’s actual performance through the end of the performance period. The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.

Non-compete: Mr. Frederick is subject to a non-competition obligation extending for either one or 1.5 years after the termination of Mr. Frederick’s employment, depending upon the circumstances of his termination.

Mr. Gahagan’s Employment Agreement

Term. The original three year term of Mr. Gahagan’s employment agreement expired July 21, 2012, after which it continues to be automatically renewed for one-year periods so long as neither the company nor Mr. Gahagan provides 180 days’ prior written notice of intent to terminate. The term of the agreement will also be extended for an additional 12 months in the event of a change in control of the company or a potential change in control of the company occurring within 12 months prior to the end of the then-current term.

Bonus. The agreement provides that Mr. Gahagan’s annual target cash bonus is at least 100% of his annual base salary (up to a maximum of 135% of annual base salary). In March 2014, the compensation committee adjusted Mr. Gahagan’s maximum cash bonus for 2014 to two times the target bonus.

Severance. The agreement provides that if Mr. Gahagan’s employment is terminated by the company without cause or by the executive for good reason other than in connection with a change in control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary (paid in accordance with the company’s payroll practices), (ii) a bonus equal to the pro-rated portion of his target bonus multiplied by the actual plan payout factor, provided that such bonuses are paid to executives who remain employed by the company, (iii) an amount equal to 167% of the company’s portion of the executive’s COBRA premiums for up to 12 months, and (iv) outplacement services. In addition, any time-based vesting equity awards held by the Mr. Gahagan will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12-month period following the date of termination. Mr. Gahagan will also generally be entitled to exercise any options for up to 12 months after the termination of his employment.

The agreement also provides that if Mr. Gahagan’s employment is terminated by the company without cause or by him for good reason within 12 months after a change in control of the company or during a potential change in control period, Mr. Gahagan will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year (i) 18 months base salary (paid in accordance with the company’s payroll practices), (ii) a bonus equal to 1.5 times plus the pro-rated percentage (based on days elapsed in the then current year) of the greater of his highest annual incentive bonus for the prior two years or 100% of his base salary, (iii) an amount equal to 167% of the company’s portion of the executive’s COBRA premiums for up to eighteen months, and (iv) outplacement services. In addition, all outstanding options and other equity awards held by Mr. Gahagan will vest in full, and Mr. Gahagan will generally be entitled to exercise any options for up to 18 months after the termination of his employment. In the event of his death or disability, Mr. Gahagan will be entitled to 12 months’ base salary and his time-based vesting awards will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the 12-month period following the date of termination. All performance-based vesting awards that have not vested as of such Date of Termination shall be forfeited as of such date. The receipt of severance benefits is conditioned on the executive or his estate signing a release of claims against the company.

Non-compete: Mr. Gahagan is subject to a non-competition obligation extending for either one or 1.5 years after the termination of Mr. Gahagan’s employment, depending upon the circumstances of his termination.

Offer Letters with our Other Current Executive Officers

The employment terms of our other current executive officers are governed by offer letters, which generally provide for the executive’s salary, sign on bonus, if any, bonus eligibility, initial equity awards, and other benefits. The offer letters also provide that if the executive’s employment is terminated without cause (as defined in the offer letter), the executive, subject to signing a release of claims against the company, will be entitled to receive, in addition to any unpaid salary and benefits an amount equal to (i) six or twelve months base salary, (ii) pro-rated annual incentive bonus for the year in which the termination occurs, provided that such bonuses are paid to other officers who remained employed by the company, and (iii) comparable benefits for six or twelve months following the termination date. In the event of a termination by the company without cause within 12 months after a change in control of the company, the executive is entitled to an additional 6 months of base pay and vesting of 25% of any unvested equity awards. The executive is subject to a non-competition obligation extending for either one or 1.5 years after the termination of his or her employment, depending upon the circumstances of his or her termination.

Please see “Executive Compensation Tables - Severance Benefits” for current values of the severance benefits provided to our current NEOs.

Severance Agreements with and Severance Benefits Provided to our Former NEOs

Mr. Greenfield’s Separation Agreement

In connection with Mr. Greenfield’s resignation as our President and CEO, Mr. Greenfield and the company entered into a separation agreement, dated as of February 6, 2013. Pursuant to the separation agreement and in accordance with the terms of his employment agreement, Mr. Greenfield received (following his execution of a release of claims), the following severance benefits (i) payment of his accrued benefits, (ii) salary continuation for 13 months (including one month in lieu of notice) in the aggregate amount of $1,014,000, (iii) a payment in respect of a termination bonus of $1,123,200, (iv) payment in respect of COBRA premiums, and (v) thirteen months additional vesting on his outstanding time-vesting equity awards. Under his agreements, Mr. Greenfield was also entitled to outplacement services. All other unvested equity awards were forfeited upon Mr. Greenfield’s separation from the Company. The agreement also provided that Mr. Greenfield remained eligible for his annual incentive bonus for the fiscal year 2012. In accordance with Mr. Greenfield’s agreement, the compensation committee determined to pay Mr. Greenfield his annual incentive bonus for the fiscal year 2012 following the completion of the restatement and filing of our Form 10-K for fiscal year ended December 31, 2013. See “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Annual Performance-Based Cash Awards.”

Mr. Sexton’s Consulting and Separation Agreement

On April 22, 2013, the company and Mr. Sexton entered into a consulting and separation agreement. Pursuant to the agreement, Mr. Sexton continued to provide transition services to the company as a consultant until September 30, 2013 for a monthly consulting fee of $15,000. Pursuant to the separation agreement and in accordance with the terms of his employment agreement, Mr. Sexton received (following his execution of a release of claims), the following severance benefits (i) payment of his accrued and unpaid salary and benefits, (ii) salary continuation for 13 months (including one month in lieu of notice) in the aggregate amount of $433,333, (iii) payment in respect of COBRA premiums for 13 months, (iv) outplacement services, and (v) 13 months additional vesting on his time-vesting equity awards that were unvested as of April 22, 2013. All other unvested equity awards were forfeited on April 22, 2013. The agreement also provided that Mr. Sexton remained eligible for his annual incentive bonus for the fiscal year 2012 and a pro-rated annual bonus incentive award for 2013. In accordance with Mr. Sexton’s agreement, the compensation committee determined to pay Mr. Sexton his annual incentive bonus for the fiscal year 2012 and 2013 (pro-rated) following the completion of the restatement and filing of our Form 10-K for fiscal year ended December 31, 2013. See “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Annual Performance-Based Cash Awards.”

Severance Benefits Provided to our other Former NEOs

Each of our other former NEOs who departed the company during fiscal year 2012 (Ms. Arnold and Mr. Vedda) and during fiscal year 2013 (Mr. Lawrence) received severance in accordance with their employment agreements, following their respective execution of a release, i.e. (i) payment of accrued and unpaid salary and benefits, (ii) 12 months base salary, (iii) payment in respect of COBRA premiums, (iv) outplacement services and (v) 12 months additional vesting of time-vested equity awards that were unvested as of their departure date. The former NEOs were also entitled to bonus payments for the year preceding the termination if not yet paid and the year their termination, pro-rated as applicable, if bonus payments were made to executives who remained employed by the company. In accordance with this, our compensation committee made bonus payments to each of Messrs. Lawrence and Vedda and Ms. Arnold when bonus payments under the executive incentive plan for 2012 were paid to the executives who remained employed by us, and determined to pay Mr. Lawrence his pro-rated annual incentive bonus for the fiscal year 2013 following the completion of the restatement and filing of our Form 10-K for fiscal year ended December 31, 2013. See “Analysis of 2013 and 2012 Executive Compensation Decisions and Actions - Annual Performance-Based Cash Awards.”

The unvested portions of their restricted stock and stock options were forfeited and the had the right to exercise any vested options for a period of 12 months from their termination date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders(3)	4,801,932	$13.27	3,775,078
Equity Compensation Plans Not Approved by Security Holders(4)	247,216	$30.74	__
Total	5,049,148	$13.55	3,775,078

(1) Includes only stock options and restricted stock units outstanding under our equity compensation plans since no warrants or other rights were outstanding as of December 31, 2013.
(2) The weighted average exercise price or outstanding options does not take into account restricted stock units, which have a de minimis purchase price.
(3) Includes our 1993 Director Stock Option Plan, as amended; Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended; 1997 Stock Incentive Plan, as amended; and Amended and Restated 2005 Stock Incentive Plan.
(4) Includes our 1997 Stock Option Plan; 1998 Stock Option Plan; Amended and Restated 1999 Stock Option Plan; Nonstatutory Stock Option Agreement dated December 19, 2007 entered into with Mr. Greenfield; and Nonstatutory Stock Option Agreement dated January 28, 2008 entered into with Mr. Sexton.

The following are summaries of our equity compensation plans that have not been approved by our stockholders:

1997 Stock Option Plan.  Our 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options for up to 1,000,000 shares of common stock. As of December 31, 2013, there were 4,820 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No shares are available for future issuance under the plan.

1998 Stock Option Plan.  Our 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options for up to 1,500,000 shares of common stock. As of December 31, 2013, there were 9,362 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

Amended and Restated 1999 Stock Option Plan.  Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2013, there were 83,034 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

Nonstatutory Stock Option Agreement dated December 19, 2007 with Mr. Greenfield.  The Nonstatutory Stock Option Agreement was approved by our board of directors and entered into with Mr. Greenfield on December 19, 2007 as an inducement award pursuant to an exemption from NASDAQ’s stockholder approval requirements. Pursuant to the agreement, as amended, Mr. Greenfield was awarded an option to purchase 725,000 shares of our common stock with an exercise price of $25.42 per share. 100,000 of the shares vested in equal 6.25% installments every three months beginning on March 19, 2008 and 625,000 shares would vest pursuant to a performance-based schedule tied to our stock price and annual return on equity. As of Mr. Greenfield’s resignation as our President and CEO on February 11, 2013, all of the time-based vested options had vested and none of the shares vesting pursuant to a performance-based schedule had vested. Pursuant to his separation all unvested equity awards were forfeited on February 11, 2013. As of December 31, 2013, there were 100,000 shares reserved for issuance upon exercise of the option. However, in accordance with Mr. Greenfield’s separation agreement all vested stock options held by Mr. Greenfield expired on March 11, 2014.

Nonstatutory Stock Option Agreement dated January 28, 2008 with Mr. Sexton.  The Nonstatutory Stock Option Agreement was approved by our board of directors and entered into with Mr. Sexton on January 28, 2008 as an inducement award pursuant to an exemption from NASDAQ’s stockholder approval requirements. Pursuant to the agreement, as amended, Mr. Sexton was awarded an option to purchase 260,000 shares of our common stock with an exercise price of $26.15 per share. 50,000 of the shares vested in equal 6.25% installments every three months beginning on April 28, 2008 and 210,000 shares would vest pursuant to a performance-based schedule tied to our stock price and annual return on equity. As of Mr. Sexton’s resignation as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer on April 22, 2013, all of the time-based vested options had vested and none of the shares vesting pursuant to a performance-based schedule had vested. Pursuant to his separation agreement all unvested equity awards were forfeited on April 22, 2013. As of December 31, 2013, there were 50,000 shares reserved for issuance upon exercise of the option. However, in accordance with Mr. Sexton’s separation and consulting agreement all vested stock options held by Mr. Sexton expired on May 22, 2014.

The 1997, 1998 and 1999 plans contain provisions addressing the consequences of a change-in-control of our company. If our company undergoes a change-in-control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume or substitute for the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change-in-control.

STOCK OWNERSHIP REQUIREMENTS

Under our stock ownership guidelines, our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to three times base salary for our CEO, and our executive officers are expected to comply with them within five years. For purposes of these guidelines, stock ownership includes restricted stock and restricted stock units, but does not include unexercised options. As of July 2014, only one of our NEOs has been subject to the requirement for five years. Such officer has held stock granted to him in the form of restricted stock during the period of his service as an executive officer, and attained 85% of the guidelines. As we suspended our practice of making annual restricted stock grants in 2013 and 2014 up to the date of the filing of our Form 10-K for fiscal year ended December 31, 2013 to any of our executive officers or other employees, and because our executive officers were restricted from making open market acquisitions of our common stock during the restatement period, our compensation committee exercised its authority to waive the stock ownership requirement for this NEO until the next time the Company makes RSU grants to its executives.

TAX AND ACCOUNTING CONSIDERATIONS

In structuring our executive compensation programs, our compensation committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Code, as well as Accounting Standards Codification (ASC) Topic 718.

In particular, section 162(m) places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to its chief executive officer and the three most highly compensated NEOs employed by the company at the end of the year (other than the company’s chief financial officer). However, some forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met. Our compensation committee has not adopted a policy requiring all executive compensation to be fully deductible. However, our compensation committee reviews the potential impact of section 162(m) periodically and, if consistent with its goals of sustained profitability and creation of long-term stockholder value, may seek to structure executive officer compensation to allow deductions under section 162(m). Our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the section 162(m) limitation when it believes these payments are appropriate.

Salaries and time-based restricted stock awards for our NEOs generally do not qualify as performance-based compensation, but stock options are generally intended to qualify as deductible performance-based compensation. Other compensation will qualify as performance-based compensation in some cases (e.g. certain performance-based restricted stock and restricted stock units), but not in all cases. For example, payments under our annual incentive plan and remediation bonus program, and discretionary bonuses for past performance, generally will not qualify for the performance-based exemption. Neither the company nor the compensation committee warrants that any compensation payable to an executive or other employee will be deductible.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by language in any such filing.

The compensation committee consists of three non-employee directors: Robert M. Bakish, Elizabeth M. Daley and David B. Mullen, each of whom is independent under NASDAQ listing standards. The compensation committee has certain duties and powers as described in its charter adopted by the board of directors. A copy of the charter can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.

The compensation committee has reviewed and discussed with management the disclosures contained in the section of this proxy statement, entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to our board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement for our annual meeting.

Compensation Committee Robert M. Bakish, Chair Elizabeth M. Daley David B. Mullen

PROPOSAL 2-RATIFICATION OF THE SELECTION OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Summary
Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP has served as our independent registered public accounting firm since January 2014. We are asking stockholders to ratify our audit committee’s selection.

Although stockholder ratification of the selection of Deloitte & Touche LLP is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of Deloitte & Touche LLP for the ensuing fiscal year. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company’s and our stockholders’ best interests.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our stockholders.

Board Recommendation
Our board of directors recommends that our stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table summarizes the aggregate fees and related expenses paid by us to Deloitte & Touche LLP, for professional services rendered for the audit of the financial statements for years ended December 31, 2013, 2012 and 2011. Deloitte & Touche LLP served as our independent registered public accounting firm commencing January 7, 2014 when our audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and dismissed Ernst & Young LLP.

2013
(in thousands)
Audit Fees	$9,275
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$9,275

Audit Fees. The audit fees listed were for professional services rendered by Deloitte & Touche LLP in connection with work done in preparation of the audits of the consolidated financial statements included in the Form 10-K for fiscal year ended December 31, 2013, audit of our internal control over financial reporting as of December 31, 2013, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory and subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC. All of these services were approved by our audit committee. As discussed above, Ernst & Young LLP served as our independent registered public accounting firm until January 7, 2014 when our audit committee engaged Deloitte & Touche LLP as our independent registered public accounting firm and dismissed Ernst & Young LLP.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

AUDIT COMMITTEE REPORT

The audit committee assists our board in its oversight of our financial reporting process. The audit committee’s responsibilities are more fully described in its charter, which can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.

The audit committee has reviewed the company’s audited consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 as well as the restatement of the consolidated financial statements for the fiscal year ended December 31, 2011 and has discussed these consolidated financial statements with management. The company’s management is responsible for internal controls and the financial reporting process. The audit committee regularly discusses the reports relating to internal control over financial reporting submitted to the audit committee by the internal auditor, who has unrestricted access to the audit committee. The company’s independent registered public accounting firm is responsible for performing an independent audit of (i) the company’s consolidated financial statements and (ii) the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and for issuing reports thereon.

The audit committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 as well as the restatement of the consolidated financial statements for the fiscal year ended December 31, 2011 and the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board.

The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the committee has discussed with the independent registered public accounting firm its independence from the company.

Based on its discussions with the company’s management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee
David B. Mullen, Chair George H. Billings Elizabeth M. Daley Nancy Hawthorne

PROPOSAL 3-ADVISORY VOTE TO APPROVE COMPENSATION
PAID TO NAMED EXECUTIVE OFFICERS

Proposal Summary
In accordance with Section 951 of the Dodd-Frank Act and Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Compensation Discussion and Analysis” beginning on page 28, the compensation tables beginning on page 45, and any related narrative discussion contained in this proxy statement.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by our company or board of directors (or any committee thereof), create or imply any change to the fiduciary duties of our company or board of directors (or any committee thereof), or create or imply any additional fiduciary duties for our company or board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions. For a discussion on steps undertaken following the advisory vote on executive compensation in 2012 please see page 29.
As we describe in detail in the “Compensation Discussion and Analysis” on page 28, we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our stockholders. Fiscal year 2013 proved challenging for us with the restatement process, which was completed on September 12, 2014 with the filing of our Form 10-K for fiscal year ended December 31, 2013. However, throughout this period we continued to put a premium on maintaining the focus on continued innovation for our customers and reasserting our commitment to being a strategic leader for the media industry.
Significant milestones of 2013 and so far in 2014 include:

•
Changes in Senior Management. During this period of transformation, we have continued to make changes to our senior management team and to evaluate compensation policies to ensure that we position Avid for sustained success. In 2013, we appointed a new President and CEO, Executive Vice President and CFO, and Senior Vice President Worldwide Field Operations. Because of the substantial changes in our management team and the changes flowing from our business transformation, our compensation program in 2013 reflected a number of unique elements which reflected our company’s challenging and changing circumstances in 2013.

•
Business Transformation Process. In 2013, we started a significant business transformation process with the goal of achieving growth and reasserting our leadership position in the industry. As part of this process we are putting a premium on maintaining our focus on continued innovation for our customers and reasserting our commitment to being a strategic leader for the media industry. We believe we have made significant progress in executing against our transformational strategy and are seeing the results. For example, bookings, which are an operational measure we use to evaluate our business, for the three-month periods ended June 30, 2014 and March 31, 2014 were $127.7 million and $126.1 million, respectively. These represent the third and fourth consecutive quarters of year-over-year quarterly bookings growth dating back to the third quarter of 2013.

•
Major Product Launches. As part of reasserting our leadership position in the industry, in April 2013 we introduced Avid Everywhere, which is our strategic vision for connecting creative professionals and media organizations with their audiences in a more powerful, efficient, collaborative, and profitable way. In April 2014, we unveiled the details of and first product deliverables guided by Avid Everywhere. To deliver on this vision, we have developed and continue to advance the Avid MediaCentral Platform, a set of modular application suites that together represent an open, integrated, and flexible media production and distribution environment for the media industry. By fostering an open approach, the MediaCentral Platform is designed to provide a standardized foundation that connects media creators and distributors together, regardless of who makes the tools they use. We believe this fundamentally changes how media organizations and professionals operate, providing greater flexibility to choose solutions and customize and scale end-to-end workflows tailored to meet specific needs.

•	Evaluation of Our Strategy, Operations and Culture. Our new executive management team also spearheaded a rigorous evaluation of our company’s strategy, operations and culture. They conducted a rigorous quantitative and qualitative analysis of our business and our market. The company adopted a strategy informed by that analysis and embarked on a three phase operating transformation to execute upon that strategy, starting with more than 30 initial strategic initiatives focused on addressing key strategic, operational and cultural challenges. The ultimate goals are to drive growth, improve profitability and enhance cash flow, all of which we believe will position our company for long-term stockholder value creation.

•
Completed the Restatement Process. As discussed in our Form 10-K for the fiscal year ended December 31, 2013, we have completed the accounting evaluation commenced in early 2013 and have restated our consolidated financial statements as of December 31, 2011 and for the year then ended.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this Proxy Statement. Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the stockholders of Avid Technology, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

Board Recommendation

Our board of directors recommends that our stockholders vote to approve our compensation for our named executive officers by voting FOR the resolution above in Proposal 3.

PROPOSAL 4-APPROVAL OF OUR 2014 STOCK INCENTIVE PLAN
Proposal Summary
We believe stock-based incentive compensation aligns the interests of our key employees, executive officers, outside directors, consultants and advisors with the interests of our stockholders. We are asking our stockholders to approve our 2014 Stock Incentive Plan, which we refer to as the 2014 Plan, so that we may continue to provide stock-based incentive compensation to attract, retain and reward these individuals who are critical to our long-term success. The 2014 Plan was adopted by our board of directors, subject to stockholder approval, on September 14, 2014.
The 2014 Plan enables our board of directors to award incentive and non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, and other stock-based awards to our employees, executive officers, outside directors, consultants and advisors. Awards to all of these individuals, except for outside directors, may be performance-based.
The 2014 Plan authorizes 3,750,000 shares of common stock (subject to adjustment for stock splits and similar events) for issuance, and all 3,750,000 authorized shares may be issued as “full-value awards” (awards other than stock options and stock appreciation rights). No shares previously authorized under the Amended and Restated 2005 Stock Incentive Plan will be carried over to this Plan, and no further awards will be granted under the Amended and Restated 2005 Stock Incentive Plan if the stockholders approve the 2014 Plan.
On September 15, 2014, the last reported bid price of our common stock was $9.75 per share.
Board Recommendation
Our board of directors recommends that the stockholders vote “FOR” the approval of our 2014 Stock Incentive Plan.
Highlights of the 2014 Plan
The following plan highlights, and the plan description that follows, are qualified in their entirety by reference to the full text of the 2014 Plan, a copy of which is attached as Appendix A to this proxy statement.
Our board of directors believes that the following features of the 2014 Plan are closely aligned with the interests of our stockholders and are consistent with sound corporate governance practices:

•
Option Exercise Price Must Not Be Lower Than Fair Market Value. The 2014 Plan prohibits the granting of stock options or stock appreciation rights with exercise prices lower than 100% of the fair market value of the underlying shares on the date of grant, except for substitute awards made in connection with a merger or other corporate transaction.

•
No Repricings Without Stockholder Approval. Other than in connection with a stock split or similar change in the number of outstanding shares, the 2014 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders.

•
Limited Grants of Awards to Outside Directors. We may grant options, restricted stock, restricted stock units, or a combination of these awards upon an outside director’s initial election to our board of directors and annually for his or her continued service on the board. The 2014 Plan limits the “expected value” of these awards to a dollar amount determined by our compensation consultant based on a review of compensation paid by peer companies; this dollar amount for any award may not exceed $230,000 as of the date of grant. The expected value of an option or SAR is the value of the award on the date of grant, as determined by our board of directors using a reasonable valuation method. The expected value for restricted stock and restricted stock units is the fair market value of our common stock covered by the award on the date of grant.

•	Duration of Stock Options. Options and SARs may not be exercised more than ten years after grant.

•
Share Counting. Shares tendered to us by a participant in the 2014 Plan to purchase shares of common stock upon the exercise of an award or to satisfy tax withholding obligations, including shares retained from the award creating the tax obligation, will not be available for the future grant of awards. Also, shares that we purchase on the open market do not become available for issuance as future awards under the 2014 Plan. For options and stock appreciation rights that may be settled in common stock, the full number of shares subject to the option or stock appreciation right will be counted against the shares available under the 2014 Plan regardless of the number of shares actually used to settle such option or stock appreciation right upon exercise.

•
Section 162(m) of the Internal Revenue Code. The 2014 Plan has been structured so that awards under it can qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code and therefore be exempt from the cap under Section 162(m) on the amount of compensation that can be deducted for federal income tax purposes.

Description of the 2014 Plan
Authorized Shares and Share Counting
The 2014 Plan authorizes 3,750,000 shares of common stock for issuance pursuant to awards. For purposes of counting the number of shares available:

•
All shares of common stock covered by independent SARs (i.e., SARs not granted in tandem with an option) that may be settled in common stock (including SARs that may be settled in either cash or common stock) will be counted against the number of shares available for the grant of awards. Independent SARs that may be settled only in cash will not be counted against the number of shares available for the grant of awards.

•
If any award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to the award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any shares of common stock not being issued, the unused shares of common stock covered by the award will again be available for the grant of awards; provided, however, that in the case of options and SARs that may be settled in common stock (including options and SARs that may be settled in common stock or cash), the full number of shares subject to the option or SAR will be counted against the shares available under the 2014 Plan regardless of the number of shares actually used to settle such option or SAR upon exercise.

•
Shares of common stock tendered to us by a participant in the 2014 Plan to purchase shares of common stock upon the exercise of an award or to satisfy tax withholding obligations, including shares retained from the award creating the tax obligation, will not be added back to the number of shares available for the future grant of awards.

•	Shares of common stock repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future award grants.

Types of Awards
The 2014 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock, restricted stock units, SARs and other stock-based awards.
Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are set forth in the stock option agreement. The exercise price for options may not be less than 100% of the fair market value of our common stock on the date of grant (or, if the exercise price is to be determined after the grant date, the exercise price may not be less than 100% of the fair market value on that future date). The exercise period for any option must expire no later than ten years after the date of grant. In accordance with tax requirements, additional restrictions apply to the exercise price and expiration date of incentive stock options granted to optionees holding more than 10% of the voting power of our company. Such options may not be granted at an exercise price less than 110% of the fair market value on the date of grant and must expire no later than five years after the date of grant.
Without stockholder approval, no outstanding option may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of that option, except in connection with a stock split or similar event. Our board of directors may not, without stockholder approval, cancel any outstanding options and grant in substitution for those options new options under the 2014 Plan covering the same or a different number of shares of common stock and having an exercise price per share lower than the then-current exercise price per share of the canceled options (except for substitute awards made in connection with a merger or other corporate transaction). In addition, no option may contain any provision entitling the holder of the option to the automatic grant of additional options in connection with the exercise of the original option. The 2014 Plan permits the following forms of payment of the exercise price of options:

•	Cash or check;

•	Net share settlement or a similar procedure;

•	Surrender of certain shares of common stock to us;

•	Any other lawful means acceptable to us; or

•	Any combination of these forms of payment.

Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder on exercise to receive an amount of common stock or cash determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be based solely on appreciation in the fair market value of our common stock or on a comparison of appreciation with some other measure of market growth, such as appreciation in a recognized market index.
The exercise price for any SAR may not be less than 100% of the fair market value of our common stock on the date of grant (and, if the exercise price is to be determined after the grant date, the exercise price may not be less than 100% of the fair market value on that future date). The exercise period for any SAR must expire no later than ten years after the date of grant. Without stockholder approval, no outstanding SAR may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of the outstanding SAR, except in connection with a stock split or similar event. Our board of directors may not, without stockholder approval, cancel any outstanding SAR and grant in substitution for that SAR a new award under the 2014 Plan covering the same or a different number of shares of common stock and having an exercise price per share lower than the then-current exercise price per share of the canceled SAR (except for substitute awards made in connection with a merger or other corporate transaction).
Restricted Stock and Restricted Stock Unit Awards. Restricted stock awards grant recipients shares of common stock, subject to our right to repurchase all or part of those shares from the recipient (or to require forfeiture of such shares if issued at no cost) if the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period. Restricted stock unit awards entitle the recipient to receive shares of common stock in the future, or an amount of cash equal to the value of shares of common stock to be delivered in the future subject to specified vesting conditions determined by our board of directors.
Other Stock-Based Awards. The 2014 Plan allows our board of directors to grant other stock-based awards having such terms and conditions as our board of directors may determine, including the grant of shares based upon certain conditions or to be delivered in the future and the grant of securities convertible into shares of common stock.
Vesting Conditions
Awards granted under the 2014 Plan may vest on the basis of the passage of time, on the achievement of specified performance criteria, or a combination of both. Restricted stock, restricted stock unit, and other stock-based awards that vest solely on the passage of time generally may not vest before the first anniversary of the date of grant. However, subject to the requirements of Section 162(m) of the Internal Revenue Code (for certain performance-based awards), our board of directors or its designee has discretion to accelerate vesting in extraordinary circumstances, including a participant’s change in employment status, certain corporate transactions, a participant’s estate planning needs, and other nonrecurring significant events that affect us, a participant, or the 2014 Plan. The performance criteria for awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) will be based on one or more of the following measures: earnings (which may include earnings before interest, taxes, depreciation, and/or amortization, earnings before or after discontinued operations, and net earnings (before or after taxes), and may be determined in accordance with generally accepted accounting principles in the United States (“GAAP”) or adjusted to exclude any or all non-GAAP items); earnings per share (on a GAAP or non-GAAP basis); operating profit before or after discontinued operations and/or taxes; operating expenses or operating expenses as a percentage of revenue; revenues (on an absolute basis or adjusted for currency effects); revenue growth; organic revenue growth; net revenue growth; earnings growth; cash flow (including operating cash flow, free cash flow, cash flow return on equity, cash flow per share, and cash flow return on investment) or cash position; operating margins; gross margins; stock price; return on equity or average stockholders’ equity; total stockholder return; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; return on capital; return on assets or net assets; return on investment; return on sales; return on revenue; market share; improvement of financial ratings; achievement of balance sheet or income statement objectives or total shareholder return (all of the foregoing measures may be absolute in their terms or measured against or in relationship to other companies or benchmarks);

contract awards or backlog; overhead or other expense targets; credit rating; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; productivity ratios; attainment of objective operating goals and employee metrics; operating profit after tax; net operating profit; economic profit; economic value added; sales; sales productivity; sales growth; net income; adjusted net income; operating income; operating income growth; operating unit contribution; achievement of annual operating profit plans; debt level; net worth; strategic business criteria consisting of one or more objectives based on meeting specified market penetration or market share; geographic business expansion; objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; implementation or completion of specified projects or processes strategic or critical to the Company’s business operations; individual business objectives; objective measures of brand recognition/acceptance; performance achievements on designated projects or objectives; objective measures of regulatory compliance; successful completion of internal or external audits; successful integration of business units; successful hiring, retention of talent, or other succession planning; objective measures of employee engagement and satisfaction; operating efficiency; working capital targets; market capitalization; and profitability.
The preceding performance criteria may be absolute in their terms or measured against or in relationship to other companies or benchmarks. Performance measures may be adjusted to exclude extraordinary items, gains or losses on the dispositions of discontinued operations, the cumulative effects of changes in accounting principles, the write-down of any asset, and charges for restructuring and rationalization programs.
The cash or number of shares of common stock payable in connection with any performance-based award may be adjusted downward, but not upward, and the performance conditions for awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be waived except in the case of the death or disability of the participant or a change-in-control of our company.
Eligibility to Receive Awards
Our employees, officers, outside directors, consultants and advisors are eligible to be granted awards under the 2014 Plan. The maximum number of shares of common stock with respect to which awards may be granted or paid to any participant under the 2014 Plan is 1,000,000 shares per calendar year. The maximum amount payable to a participant pursuant to performance-based awards settled in cash is $7,000,000 per calendar year. As of October 29, 2014, approximately 2,100 persons would be eligible to receive awards under the 2014 Plan, including all of our executive officers and six outside directors. The granting of awards under the 2014 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.
Outside directors may receive awards only pursuant to Section 7 of the 2014 Plan, which provides for an initial award upon an outside director’s commencement of service on our board of directors, and annual awards thereafter. The expected value of each award will be determined in consultation with our compensation consultant based on a review of compensation paid by peer companies; the expected value of each award, as defined above, will not exceed $230,000 as of the date of grant.
Stock options granted to outside directors generally vest in full on the first anniversary of the date of grant. Restricted stock and restricted stock units granted to outside directors may not vest before the first anniversary of the date of grant, except in extraordinary circumstances (including a director’s death or disability, a director’s attainment of mandatory retirement age or retirement following at least seven years of service, certain corporate transactions, and other nonrecurring significant events that affect us, a director, or the 2014 Plan).
Because of the restatement process, we did not grant awards to outside directors in accordance with our usual schedule for annual grants for 2013 or 2014. The 2014 Plan provides for the following make-up grants to outside directors:

•
For 2013, an award of 7,500 shares of common stock to each current outside director who was also an outside director on December 31, 2013. This award approximates the award the directors would have received for 2013 if awards had been granted according to our normal schedule. Because awards from 2013 would have vested in the ordinary course in 2014, the make-up awards will be immediately vested. The make-up awards for 2013 will not count against the expected value limit for annual grants to outside directors.

•
For 2014, an award to each current outside director subject to the expected value limit for annual grants to outside directors. This award will vest on the earlier of the date of our annual stockholder meeting for 2015 or May 31, 2015. The vesting date is tied to when these awards would have been vested if they had been granted in accordance with our usual schedule for annual grants.

Administration
The 2014 Plan will be administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2014 Plan and to interpret the provisions of the 2014 Plan and award agreements entered into under the 2014 Plan. Our board of directors may delegate authority under the 2014 Plan to a committee or subcommittees of our board of directors. Our board of directors has authorized our compensation committee to administer certain aspects of the 2014 Plan, including the granting of awards to executive officers. In addition, our board of directors may delegate to one or more of our employees the power to grant awards to one or more employees, subject to such guidelines as the board may establish. No employee may grant awards to any of our executive officers (as defined by Rule 3b-7 under the Exchange Act) or officers (as defined by Rule 16a-1 under the Exchange Act).
Subject to any limitations contained in the 2014 Plan or applicable law, our board of directors, our compensation committee, our Chief Executive Officer, or any other employee or committee to which our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

•	The number of shares of common stock covered by options and the dates upon which the options become exercisable;

•
The exercise price of options and SARs, which may not be less than 100% of the fair market value of our common stock on the date of grant (except for substitute awards made in connection with a merger or other corporate transaction);

•	The duration of options and SARs, which may not exceed ten years; and

•
The number of shares of common stock subject to any restricted stock, restricted stock unit or other stock-based award and the terms and conditions of those awards, including conditions for repurchase, issue price and repurchase price, if applicable.

Our board of directors is required to make appropriate adjustments in connection with the 2014 Plan and any outstanding awards to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2014 Plan also contains provisions addressing the consequences of any reorganization event, which is defined as:

•
Any merger or consolidation of our company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or is canceled;

•	Any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

•	The liquidation or dissolution of our company.

In connection with a reorganization event, our board of directors may take any one or more of the following actions with respect to awards, other than awards of restricted stock, under the 2014 Plan:

•	Provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation;

•	Provide that a participant’s unexercised awards will terminate immediately before the consummation of the reorganization event unless exercised by the participant within a specified period;

•	Provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part before or upon the reorganization event;

•
For a reorganization event under the terms of which holders of common stock will receive upon consummation of that event a cash payment, which we refer to as the acquisition price, for each share surrendered in the reorganization event, make or provide for a cash payment to a participant equal to the excess, if any, of the acquisition price times the number of shares of common stock subject to the participant’s awards (to the extent the exercise price does not exceed the acquisition price) over the aggregate exercise price of all outstanding awards and any applicable tax withholdings, in exchange for the termination of the awards;

•
Provide that, in connection with the liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price and any applicable tax withholdings); and

•	Any combination of the foregoing.

With regard to restricted stock awards, upon the occurrence of a reorganization event, other than the liquidation or dissolution of our company, our repurchase and other rights under outstanding restricted stock awards will inure to the benefit of the acquiring or succeeding corporation (subject to the authority of our board of directors to accelerate vesting, as described above). Unless our board of directors determines otherwise, such rights will apply to the cash, securities or other property that the common stock was converted into or exchanged for pursuant to the reorganization event in the same manner and to the same extent as they applied to the common stock subject to the award of restricted stock. Upon the occurrence of a reorganization event involving the liquidation or dissolution of our company, except to the extent specifically provided to the contrary in the restricted stock agreement or any other agreement between a participant and us, all restrictions and conditions on all awards of restricted stock then outstanding will automatically be deemed terminated or satisfied.
Amendment or Termination
No award may be made under the 2014 Plan after October 29, 2024, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2014 Plan. However, without the approval of our stockholders, no amendment may:

•	Materially increase the number of shares authorized under the 2014 Plan (except in connection with a stock split or similar event);

•	Materially expand the class of participants eligible to participate in the 2014 Plan;

•	Expand the types of awards provided under the 2014 Plan; or

•	Make any other changes that require stockholder approval under NASDAQ rules.

In addition, if at any time the approval of our stockholders is required for any other modification or amendment under Section 422 of the Internal Revenue Code with respect to incentive stock options, our board of directors may not effect such modification or amendment without such approval.
No award may be made that is conditioned on the approval of our stockholders of any amendment to the 2014 Plan.
If our stockholders do not approve the adoption of the 2014 Plan, the 2014 Plan will not go into effect, and our Amended and Restated 2005 Stock Incentive Plan will continue to exist in its current form. In such event, our board of directors will consider whether to adopt alternative arrangements based on its assessment of our needs.
U.S. Federal Income Tax Consequences
The following summarizes the U.S. federal income tax consequences that will generally arise with respect to awards granted under the 2014 Plan. This summary is based on the U.S. tax laws in effect as of the date of this proxy statement. This summary assumes that all awards granted under the 2014 Plan will be either exempt from or compliant with Section 409A of the Internal Revenue Code. Changes to U.S. tax laws could alter the tax consequences described below. This is not intended to be a complete analysis and discussion of the federal income tax treatment of awards, and does not discuss estate, gift, employment, and net investment income taxes or the tax laws of any municipality, state, or foreign country. We (or a designated payer) will generally withhold required taxes in connection with the exercise or payment of an award, and may require the participant to pay such taxes as a condition to exercise of an award.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant generally will not have income upon exercise of an incentive stock option; however, if an option is exercised more than three months after the participant terminates employment with us and our 50% or more-owned corporate subsidiaries (or more than one year after the participant terminates employment due to permanent and total disability), the option will be treated like a nonstatutory stock option, as described below. This timing restriction generally does not apply when an incentive stock option is exercised by a deceased participant’s estate (or the person who inherited the option by bequest or inheritance), if the participant’s death occurred before the deadline. The value recognized upon exercise of an incentive stock option is included in taxable income for purposes of calculating the alternative minimum tax.
A participant will have income upon the sale of shares of common stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, all of the profit will be long-term capital gain. If a participant sells the stock before satisfying these waiting periods, the participant will have engaged in a disqualifying disposition, in which case the participant will realize (a) compensation income equal to the excess, if any, of the lesser of the proceeds received or the value of the shares on the date of exercise over the exercise price and (b) capital gain equal to the excess, if any, of the proceeds received over the value of the shares on the date of exercise. The capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), the loss will be a capital loss. This capital loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a stock appreciation right. A participant will have compensation income upon the exercise of a stock appreciation right equal to the value of the stock and/or cash received on the day the participant exercised the stock appreciation right less the exercise price. Upon the sale of stock acquired from exercising a stock appreciation right, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Restricted Stock. A participant will not have income upon the grant of restricted stock unless the participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income on the date of grant equal to the value of the stock on the date of grant less any purchase price paid by the participant for the restricted stock. If shares are forfeited before the restrictions lapse, the participant will not be entitled to a corresponding deduction. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the date of grant and otherwise will be short-term. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less any purchase price paid by the participant for the restricted stock. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.
Restricted Stock Units. On the date of delivery of cash or stock pursuant to a restricted stock unit, a participant will have compensation income equal to the amount of cash or the fair market value of the stock on such date less any purchase price. A participant is not permitted to make a Section 83(b) election for a restricted stock unit. If the restricted stock unit is settled in stock, then the participant will have capital gain or loss when the stock is sold, equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards. The tax consequences associated with stock any other stock-based awards granted under the 2014 Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to Us. In general, there will be no tax consequences to us upon the grant of any award. We will be entitled to a deduction when a participant has compensation income. The deduction amount will generally be the same as the amount of the participant’s compensation income, except that the deduction with respect to our Chief Executive Officer and our three highest-paid officers other than the Chief Executive Officer and Chief Financial Officer (the “covered officers”) is capped at $1,000,000 per covered officer per year, with certain exceptions. This deductibility cap does not apply to awards that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

COMMUNICATING WITH OUR BOARD OF DIRECTORS
Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. Our Chairman, with the assistance of our General Counsel, is primarily responsible for communications with stockholders and for providing copies or summaries of those communications to our other directors. Stockholders who wish to send communications to our board of directors should address those communications to the Board of Directors, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.

By Order of our Board of Directors,

Jason A. Duva
Corporate Secretary
Burlington, Massachusetts
September__, 2014

PROXY CARD

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AVID TECHNOLOGY, INC.
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on October 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78529-P55756 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVID TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

The directors being nominated are:

Class II Directors to serve until the Company's 2016 annual meeting.	For	Against	Abstain
1a. Robert M. Bakish	☐	☐	☐
1b. Louis Hernandez, Jr.	☐	☐	☐
Class III Directors to serve until the Company's 2017 annual meeting.			
1c. Elizabeth M. Daley	☐	☐	☐
1d. Youngme E. Moon	☐	☐	☐
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
3. To approve, by a non-binding, advisory vote, the compensation paid to the Company's named executive officers.	☐	☐	☐
4. Approval of our 2014 Stock Incentive Plan.	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K are available at www.proxyvote.com.

M78530-P55756

AVID TECHNOLOGY, INC.
2014 Annual Meeting of Stockholders
October 29, 2014
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints John W. Frederick and Jason A. Duva, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2014 Annual Meeting of Stockholders of Avid Technology, Inc. to be held at 75 Network Drive, Burlington, Massachusetts 01803, on Wednesday, October 29, 2014, at 8:00 a.m., EDT, and at any adjournments or postponements of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be marked, dated and signed on the reverse side.